Exhibit 2.2

EXECUTION COPY

DESC, S.A. de C.V.

as Borrower

$445,749,991.78

CREDIT AGREEMENT

Dated as of December 19, 2003

CITIBANK, N.A.

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.

as Sole Global Coordinator and Sole Bookrunner

CITIGROUP GLOBAL MARKETS INC.

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO

BBVA BANCOMER

as Joint Lead Arrangers

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO

INBURSA

as Lead Arranger

SECTION 1.	DEFINITIONS

1.01.	Certain Defined Terms	1
1.02.	Accounting Terms and Determinations	24

SECTION 2.	COMMITMENTS, ETC

2.01.	Loans	24
2.02.	The Borrowing	24
2.03.	Fees	25
2.04.	Default by Bank; Certain Remedies Independent	25
2.05.	Notes	25
2.06.	Optional Prepayments	26
2.07.	Mandatory Prepayments	26

SECTION 3.	PAYMENTS OF PRINCIPAL AND INTEREST

3.01.	Repayment of Loans	28
3.02.	Interest	28
3.03.	Interest Rate Determinations; Changes in Rating Systems	29

SECTION 4.	PAYMENTS, ETC

4.01.	Payments	29
4.02.	Pro Rata Treatment	30
4.03.	Computations	30
4.04.	Minimum Amounts	30
4.05.	Certain Notices	30
4.06.	Non-Receipt of Funds by the Administrative Agent	31
4.07.	Set-Off; Sharing of Payments	31

SECTION 5.	YIELD PROTECTION, ETC

5.01.	Additional Costs	32
5.02.	Substitute Basis	33
5.03.	Illegality	34
5.04.	Break-Funding Compensation	35
5.05.	Taxes	35

SECTION 6.	CONDITIONS PRECEDENT

6.01.	Conditions Precedent to the Borrowing	38
6.02.	Additional Conditions to the Borrowing	41

SECTION 7.	REPRESENTATIONS AND WARRANTIES

7.01.	Corporate Status	42
7.02.	Due Authorization, Legality, Etc	42
7.03.	No Additional Authorization Required	42

7.04.	Legal Effect	42
7.05.	Financial Statements.	43
7.06.	Ranking	43
7.07.	No Actions or Proceedings	44
7.08.	Commercial Activity; Absence of Immunity	44
7.09.	Taxes	44
7.10.	Full Disclosure	44
7.11.	Environmental Matters	45
7.12.	Investment Company Act	45
7.13.	Legal Form	45
7.14.	Restrictive Agreements	45
7.15.	Debt	45
7.16.	Solvency	46
7.17.	Ownership of the Desc Entities	46
7.18.	Compliance with Law	46
7.19.	Use of Proceeds; Compliance with Regulations U and X	46
7.20.	Voluntary Prepayments	47
7.21.	Employee Benefit Plans	47
7.22.	Collateral	47
7.23.	Insurance	47
7.24.	Properties	48
7.25.	Principal Subsidiaries	48
7.26.	Sale-Leaseback Transactions	48
7.27.	Foreign Exchange Regulations	48

SECTION 8.	AFFIRMATIVE COVENANTS OF THE BORROWER

8.01.	Corporate Existence	48
8.02.	Inspection of Property, Books and Records	48
8.03.	Compliance with Law	49
8.04.	Payment of Obligations	49
8.05.	Maintenance of Property; Insurance	49
8.06.	Governmental Authorizations	50
8.07.	Reporting Requirements	50
8.08.	Ranking	53
8.09.	Intercompany Indebtedness	53
8.10.	Taxes	53
8.11.	Further Assurances	53
8.12.	Use of Proceeds	54
8.13.	Ownership of Principal Subsidiaries	54
8.14.	Additional Guarantors	54
8.15.	Additional Encumbered Entities	54
8.16.	Upstreaming	56
8.17.	Powers of Attorney	56
8.18.	Business Strategy	56
8.19.	Filings	56

SECTION 9.	NEGATIVE COVENANTS

9.01.	Fundamental Changes	57
9.02.	Asset Dispositions	58
9.03.	Negative Pledge	61
9.04.	Transactions With Affiliates	63
9.05.	Line of Business	63
9.06.	Accounting Changes	64
9.07.	Dividends, Etc	64
9.08.	Limitations on Prepayments of Indebtedness	64
9.09.	Investments	65
9.10.	Capital Expenditures	67
9.11.	Interest Coverage	67
9.12.	Leverage Test	68
9.13.	Leverage EBITDA Test	68
9.14.	Leverage Capitalization	68
9.15.	Calculations	69
9.16.	Use of Proceeds	69
9.17.	No Subsidiary Guarantees	69

SECTION 10.	EVENTS OF DEFAULT

10.01.	Payments	70
10.02.	Covenants under this Agreement	70
10.03.	Performance Obligations	70
10.04.	Cross Default	70
10.05.	Representations, Etc	70
10.06.	Bankruptcy, Etc	71
10.07.	Judgments	71
10.08.	Currency Restrictions	71
10.09.	Change in Control	72
10.10.	Revocation of Licenses, Etc	72
10.11.	Unenforceability of Obligations	72
10.12.	Security Documents	72
10.13.	Material Adverse Effect	72
10.14.	Prepayments	72

SECTION 11.	THE ADMINISTRATIVE AGENT

11.01.	Appointment, Powers and Immunities	73
11.02.	Reliance by Agent	74
11.03.	Defaults	74
11.04.	Rights and Obligations as a Bank	74
11.05.	Indemnification	74
11.06.	Non-Reliance on Agents and Other Banks	75
11.07.	Failure to Act	75
11.08.	Resignation or Removal of Administrative Agent	75

11.09.	Sole Global Coordinator, Sole Bookrunner, Joint Lead Arrangers and Lead Arranger	76
11.10.	Collateral Release	76

SECTION 12.	MISCELLANEOUS

12.01.	Waiver	76
12.02.	Notices	77
12.03.	Expenses, Etc	78
12.04.	Amendments, Etc	79
12.05.	Successors and Assigns	80
12.06.	Assignments and Participations	80
12.07.	Survival	82
12.08.	Captions	82
12.09.	Counterparts	82
12.10.	Governing Law	82
12.11.	Jurisdiction, Service of Process and Venue	82
12.12.	Waiver of Jury Trial	83
12.13.	Waiver of Immunity	83
12.14.	Judgment Currency	84
12.15.	Use of English Language	84
12.16.	No Fiduciary Relationship	84
12.17.	Confidentiality	84
12.18.	Severability	85
12.19.	Regulation D	85

SCHEDULE I	–	Commitments
SCHEDULE II	–	Form of Notice of Borrowing
SCHEDULE III	–	Restrictive Agreements
SCHEDULE IV	–	Material Indebtedness
SCHEDULE V	–	Intercompany Indebtedness
SCHEDULE VI	–	Existing Investments and Commitments
SCHEDULE VII	–	Guarantors
SCHEDULE VIII	–	Indebtedness to be Refinanced
SCHEDULE IX	–	Potential Material Adverse Effect
SCHEDULE X	–	Asset Pledgors
SCHEDULE XI	–	Encumbered Entities
SCHEDULE XII	–	Principal Subsidiaries
SCHEDULE XIII	–	Existing Liens
SCHEDULE XIV	–	Indebtedness Subject to Mandatory Prepayment
SCHEDULE XV	–	Ownership of Desc Entities
SCHEDULE XVI	–	Existing Sale-Leaseback Transactions

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Guaranty Agreement

v

EXHIBIT C	–	Form of Opinion of Special Mexican Counsel to the Borrower and Desc Entities
EXHIBIT D	–	Form of Opinion of Special New York Counsel to the Borrower and Desc Entities
EXHIBIT E	–	Form of Opinion of Special Mexican Counsel to the Administrative Agent and the Collateral Agent
EXHIBIT F	–	Form of Opinion of Special New York Counsel to the Administrative Agent and the Collateral Agent
EXHIBIT G	–	Form of Collateral Agency Agreement
EXHIBIT H	–	Form of Auditor’s Letter
EXHIBIT I	–	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT, dated as of December 19, 2003, among DESC, S.A. DE C.V. (the “Borrower”); each of the lenders that is a signatory hereto under the caption “BANKS” on the signature pages hereof and each bank or financial institution that becomes a “Bank” after the date hereof pursuant to Section 12.06(b) (individually, a “Bank” and, collectively, the “Banks”); and CITIBANK, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the parties hereto make the following recitals (see Section 1 for definitions):

(A) Each Bank has previously extended one or more credits to the Borrower or its Subsidiaries, the principal amount outstanding of which is set forth for each Bank in Schedule VIII hereto, which collectively constitute the Refinanced Debt.

(B) The Borrower acknowledges that it or its Subsidiaries has received from, and owes to, each of the Banks, the Refinanced Debt.

(C) The Borrower has requested each Bank to Refinance, on the terms and conditions of this Agreement, any such outstanding credit previously extended to it or its Subsidiaries by such Bank and identified opposite such Bank’s name on Schedule VIII hereto.

(D) Each Bank is willing to Refinance, on the terms and conditions of this Agreement, each credit identified opposite such Bank’s name on Schedule VIII hereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Administrative Agent” shall have the meaning assigned to such term in the introduction hereto.

“Advance Date” shall have the meaning assigned to such term in Section 4.06.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the

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power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Stock, by contract or otherwise.

“Agent’s Account” shall mean the account of the Administrative Agent maintained by the Administrative Agent at Citibank, N.A. at Two Penns Way, Suite 100, New Castle, Delaware 19720, ABA# 021000089, Account No. 36852248, Account Name: Medium Term Finance, Reference: DESC, Attention: Cristian Garcia, or such other account as may be designated by the Administrative Agent to the Borrower in writing.

“Agreement Year” shall mean each year beginning on the date of this Agreement or the anniversary thereof, as the case may be, and ending on the day prior to the first anniversary of this Agreement or the anniversary thereof, as the case may be.

“Applicable Lending Office” shall mean, for each Bank, the “Lending Office” of such Bank (or of an Affiliate of such Bank) designated on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained, or in the case of any Bank that is not an original party to this Agreement, the “Lending Office” of such Bank as designated in the notice of assignment delivered by the assignor and the assignee to the Borrower and the Administrative Agent pursuant to Section 12.06(b), or in any case such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean the rate per annum set forth below in the relevant chart based upon the Consolidated Net Indebtedness to Consolidated EBITDA Ratio as of the last day of the most recently concluded period of four consecutive fiscal quarters of the Borrower as set forth in the then most recent certificate delivered pursuant to Section 8.07(e); provided that, if the Borrower shall fail to deliver such certificate on the date required pursuant to said Section 8.07(e), the Applicable Margin shall be determined as if said ratio were greater than 4.00 to 1 until such certificate is delivered, whereupon the Applicable Margin shall be determined on the basis of such certificate:

(i) the chart in this clause (i) shall apply at all times unless the Trigger Event has not occurred by the date that is 24 months after the Closing Date, in which case the chart in clause (ii) below shall apply from and after such date:

Consolidated Net Indebtedness to Consolidated EBITDA Ratio	Rate
Greater than 4.00 to 1.00
At any time prior to the Relevant Margin Date	3.500%
At any time on and after the Relevant Margin Date	4.000%
Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	3.250%
Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	3.000%
Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.000%
Less than or equal to 2.50 to 1.00	1.625%;

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or

(ii) the chart in this clause (ii) shall apply on and after the date that is 24 months after the Closing Date if the Trigger Event has not occurred by the date that is 24 months after the Closing Date:

Consolidated Net Indebtedness to Consolidated EBITDA Ratio	Rate
Greater than 4.00 to 1.00
At any time prior to the Relevant Margin Date	4.000%
At any time on and after the Relevant Margin Date	4.500%
Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	3.750%
Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	3.500%
Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.500%
Less than or equal to 2.50 to 1.00	2.125%

“Asset Collateral” shall mean the Property referred to in the Security Documents which is or is intended to be subject to any Lien in favor of the Collateral Agent, including any additional Property required to be pledged pursuant to Sections 9.02(c), 9.02(d) and 9.09(xvi).

“Asset Pledgors” shall mean those Persons listed on Schedule X hereto which are pledging Asset Collateral, and any other Persons required to pledge Asset Collateral pursuant to Sections 9.02(c), 9.02(d) and 9.09(xvi).

“Asset Sale” shall mean any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction or any

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issuance of securities of (each referred to for the purposes of this definition as a “disposition”), (i) all or substantially all the Property of any division or line of business of the Borrower or any of its Subsidiaries, (ii) accounts receivable (whether or not in the ordinary course of business of the Borrower or such Subsidiary) or (iii) any other Property of the Borrower or any of its Subsidiaries (other than Property specified in clauses (i) or (ii) above and other than an Equity Issuance) outside the ordinary course of business of the Borrower or such Subsidiary; provided that a merger or consolidation expressly permitted pursuant to Section 9.01 will not be an Asset Sale; and provided further that (except for purposes of Section 9.02(c)) the following dispositions will not be Asset Sales: (x) a disposition by the Borrower to a Guarantor or by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower (other than a Non-strategic Subsidiary) so long as the consideration received therefor at the time of such disposition is at least equal to the fair market value of the Property so disposed, (y) solely for purposes of Section 9.02, a disposition of any Property that constitutes a payment permitted under Section 9.07(b) and (z) a disposition of any Property (whether in one or a series of related transactions) having an aggregate fair market value not in excess of $1,000,000 if the aggregate fair market value of all dispositions that are made during any fiscal year and are not Asset Sales by reason of this clause (z) does not exceed $10,000,000. Each Sale-Leaseback Transaction will be deemed to be an Asset Sale unless excluded from the definition of such term by clauses (x), (y) or (z) in the preceding sentence.

“Assignee” shall have the meaning assigned to such term in Section 12.06.

“Assignment and Assumption Agreement” shall mean an agreement in substantially the form of Exhibit I hereto.

“Attributable Debt” shall mean, with respect to a Sale-Leaseback Transaction, as of the date of determination, the greater of (a) the fair market value of the Property being sold or transferred and (b) the present value (discounted at the interest rate implicit in the terms of the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such transaction (including any period for which such lease has been extended).

“Average Life” shall mean, with respect to any Indebtedness or Redeemable Capital Stock as of the date of determination, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the successive dates of each remaining scheduled principal payment with respect to such Indebtedness or redemption or similar payment with respect to such stock, multiplied by the respective amounts of such payments, by (ii) the sum of all such payments.

“Bank” shall have the meaning assigned to such term in the introduction hereto.

“Borrowing” shall mean the borrowing of the Loans hereunder.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York, New York or Mexico City, Mexico and (b) that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

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“Capital Expenditures” shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations required to be paid during such period) Incurred by any Person to acquire or construct fixed assets, plant and equipment (including, without limitation, renewals, improvements, replacements, repairs and maintenance) during such period, that are or would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease Obligations” shall mean, at any time, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean any of the following, to the extent owned free and clear of all Liens (other than ordinary set-off rights): (a) readily marketable direct obligations of the United States or Mexico, or of any agency or instrumentality thereof, or obligations guaranteed as to principal and interest by the United States or Mexico, or of any agency thereof, in each case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500,000,000 and a rating with respect to its public, long-term, unsecured, unsubordinated debt securities of not less than “A” by S&P or “A2” by Moody’s, maturing not more than 90 days from the date of acquisition thereof; (c) certificates of deposit issued by any of Nacional Financiera, S.N.C., Banco Nacional de Comercio Exterior, S.N.C., Banco Nacional de Sevicios Públicos, S.N.C. or any other development bank controlled by Mexico; and (d) banker’s acceptances, certificates of deposit or commercial paper issued by a Mexican bank whose local or foreign currency rating is in the highest rating category of a credit rating agency of international recognition or commercial paper rated “A-1” or better or “P-1” by S&P or Moody’s, respectively, in each case maturing not more than 90 days from the date of acquisition thereof.

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of a Controlling Share of the Voting Stock of the Borrower; or (b) the acquisition of direct or indirect Control of the Borrower by any Person or group, except in the case of (a) and (b), one or more of the members of management (including directors and alternate directors) of the Borrower on the Closing Date and their respective family members (by blood or marriage) from time to time.

“Closing Date” shall mean the date on which the Administrative Agent notifies the Borrower that the conditions specified in Sections 6.01 and 6.02 have been satisfied or have been deemed satisfied.

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“Collateral” shall mean the Equity Collateral, the Asset Collateral and all other Property referred to in any of the Security Documents from time to time which is or is intended to be subject to any Lien in favor of the Collateral Agent.

“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, to be dated on or prior to the Closing Date, among the Borrower, the Administrative Agent, the Collateral Agent, Citibank, N.A., as administrative agent under the Revolving Facility, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent under the Peso Facility, the Asset Pledgors from time to time and the Equity Pledgors from time to time, in substantially the form attached hereto as Exhibit G.

“Collateral Agent” shall mean Banco Nacional de México, S.A., Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex, División Fiduciaria, as collateral agent for the Secured Parties, together with its successors under the Collateral Agency Agreement.

“Commitment” shall mean, with respect to each Bank, the commitment of such Bank to make the Loans hereunder. The amount of each Bank’s Commitment is set forth on Schedule I hereto. The aggregate amount of the Banks’ Commitments is $445,749,991.78.

“Commitment Termination Date” shall mean the date two weeks after the date of this Agreement, provided, that if such day is not a Business Day, the Commitment Termination Date shall be the immediately following Business Day.

“Communications” shall have the meaning assigned to such term in Section 12.02(b).

“Confidential Information” shall mean information that the Borrower or any of its Subsidiaries furnishes to the Administrative Agent or any Bank on a confidential basis by informing the recipient that such information is confidential or marking such information as such, but does not include any such information that (i) is or at the time of disclosure by such Person has become generally available to the public (other than as a result of any action by the Administrative Agent or a Bank in violation of Section 12.17) or (ii) is or at the time of disclosure by such Person has become available to such Person from a source other than the Borrower or any of its Subsidiaries, unless such Person has actual knowledge that (a) such source is bound by a confidentiality agreement or (b) such information has been previously furnished to such Person on a confidential basis.

“Consolidated EBITDA” shall mean, for any period, the sum (without duplication), determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries, of operating income for such period before depreciation and amortization for such period determined in accordance with GAAP.

“Consolidated Indebtedness” shall mean, at any time, the aggregate outstanding principal amount of Indebtedness at such time of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP.

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“Consolidated Interest Expense” shall mean, for any period, interest expense of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP, including without limitation the interest portion of payments under Capital Lease Obligations and any capitalized interest.

“Consolidated Net Indebtedness” shall mean, at any time, (i) Consolidated Indebtedness at such time, minus (ii) the Net Cash Position at such time.

“Consolidated Net Indebtedness to Consolidated EBITDA Ratio” shall mean, at any time, the ratio of (i) Consolidated Net Indebtedness at such time to (ii) Consolidated EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Borrower.

“Consolidated Net Indebtedness to Total Capitalization Ratio” shall mean, at any time, the ratio of (i) Consolidated Net Indebtedness at such time to (ii) Total Capitalization at such time.

“Consolidated Net Worth” shall mean, as of any date, the consolidated stockholders’ equity at such date of the Borrower and its Consolidated Subsidiaries, determined as of such date in accordance with GAAP.

“Consolidated Subsidiary” shall mean, as to any Person, any Subsidiary of such Person whose accounts are, or are required to be, consolidated with those of such Person (without duplication) in accordance with GAAP.

“Consolidated Total Assets” shall mean, at any time, the total assets at such time of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause to the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling Share” shall mean such portion of the Voting Stock of the Borrower as would enable the beneficial owner to elect a majority of the members of the board of directors of the Borrower at a meeting called to elect directors, unless at any time in the future the estatutos sociales or other constituent documents of the Borrower, or applicable laws, would require that a majority of such board of directors be elected by a plurality of the votes cast at a meeting of the stockholders called to elect directors, in which case “Controlling Share” shall mean capital stock representing at least 35% of all votes entitled to be cast at such meeting for such election.

“Corfuerte” shall mean Corfuerte, S.A. de C.V., a Mexican corporation.

“Covered Taxes” shall mean all present and future taxes, duties, levies, imposts, deductions, charges or withholdings whatsoever with respect to any amount payable on or in

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respect of this Agreement, the Loans, the Notes or any other Loan Documents, and all interest, penalties and similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by Mexico or any other jurisdiction from which any amount payable hereunder is made, or any political subdivision or taxing authority thereof or therein, or any organization or federation of which any of the foregoing may be a member or associated, excluding, however, income, real property, franchise or similar taxes imposed on the Administrative Agent or a Bank by a jurisdiction as a result of the Administrative Agent or such Bank being organized under the laws of such jurisdiction or being a resident of such jurisdiction for tax purposes, or by virtue of its having a permanent establishment in such jurisdiction to which income under this Agreement is attributable or its Applicable Lending Office being located in such jurisdiction.

“Debt Service” shall mean, for any period, the sum, without duplication, of (i) interest expense to third parties of the Borrower and its Subsidiaries on an individual basis paid during such period and (ii) all principal paid during such period in respect of Indebtedness to third parties of the Borrower and its Subsidiaries on an individual basis (excluding any such principal amount (A) paid with the proceeds of any new Indebtedness or (B) paid pursuant to any mandatory or voluntary prepayment under this Agreement or the Other Facilities (other than mandatory prepayments under this Agreement and the Other Facilities made pursuant to Section 2.07(c)).

“Default” shall mean an Event of Default specified in Section 10 or an event that with the giving of notice or lapse of time or both would become an Event of Default.

“Derivatives Liabilities” shall mean, with respect to any Person, all obligations of such Person in respect of any Hedging Agreement.

“Desc Entities” shall mean the Guarantors, the Asset Pledgors, the Equity Pledgors and the Encumbered Entities (that are also Subsidiaries of the Borrower) from time to time.

“Dividend” shall mean any dividend or other distribution (whether in cash, securities or other Property) on or in respect of capital stock or other interests, if any, representing ownership rights of the Borrower or any of its Subsidiaries (other than a dividend payable solely in such stock or interests other than Redeemable Capital Stock), and any purchase, redemption, repurchase or sinking fund payment on or with respect to such stock or interests (including with respect to options and warrants in connection with such stock or interests).

“Dollars” and “$” shall mean lawful currency of the United States.

“Domestic Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“EDC” shall mean Export Development Canada, a Crown corporation established by an Act of the Parliament of Canada.

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“Encumbered Entities” shall mean those Persons listed in Schedule XI hereto and any additional Persons the capital stock or other interests, if any, evidencing ownership rights owned by the Borrower and/or its Subsidiaries are required to be pledged pursuant to Sections 8.15, 9.02(c), 9.02(d) and 9.09(xvi).

“Environmental Laws” shall mean any law, rule, regulation, order, statute, ordinance, code, writ, judgment, injunction, decree or agreement of the Borrower or any of its Subsidiaries issued, promulgated or entered into by or with any Governmental Authority relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, including, without limitation, the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente), technical rules (normas técnicas) thereunder, and any other Mexican local laws, rules and regulations related to environmental matters and any specific agreements of the Borrower or any of its Subsidiaries entered into with any competent authorities which include commitments related to environmental matters.

“Equity Collateral” shall mean all capital stock and other interests, if any, evidencing ownership rights owned by the Borrower and/or its Subsidiaries in the Encumbered Entities that are referred to in the Security Documents and are or are intended to be subject to any Lien in favor of the Collateral Agent; provided, that the Equity Collateral with respect to the Encumbered Entities listed in 8 through 14 of Schedule XI hereto shall be subject to the limitation in the IFC Support Agreements that pledges not be granted on at least 50% of the interest of the Borrower’s direct or indirect interest in such Person plus one share.

“Equity Issuance” shall mean, with respect to any Person, any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by such Person, including any disposition by means of a merger, consolidation or similar transaction or any issuance of securities of, or grant of any warrant, option or other right to purchase, lease or otherwise acquire (each referred to for the purposes of this definition as a “disposition”), of any capital stock or other interests evidencing ownership rights of such Person.

“Equity Pledgors” shall mean the Borrower and those Subsidiaries of the Borrower which are pledging Equity Collateral from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate Reserve Percentage” shall mean, with respect to any Bank for any Interest Period with respect to a Loan made by such Bank, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

Credit Agreement

“Event of Default” shall have the meaning assigned to such term in Section 10.

“Excess Cash” shall mean, for any period, (i) the sum, without duplication, of (A) Consolidated EBITDA for such period, (B) the change (positive or negative), if any, in Working Capital, from the opening of business on the first day, to the close of business on the last day, of such period, (C) interest income from third parties received by the Borrower and its Subsidiaries on a consolidated basis during such period, (D) any ordinary course operating income received in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that is not otherwise reflected in Consolidated EBITDA, but is otherwise treated as income during such period in accordance with GAAP, (E) any extraordinary income relating to lines of business of the Company and its Consolidated Subsidiaries received in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that is not otherwise reflected in Consolidated EBITDA, but is otherwise treated as income during such period in accordance with GAAP, and (F) the excess, if any, of the aggregate unrestricted cash balances (including Cash Equivalents) of the Borrower and its Subsidiaries over the Minimum Cash Balance, at close of business on the last day prior to the beginning of such period (except to the extent such cash was considered as Excess Cash in the prior year and used to repay the Loans and the loans outstanding under the Peso Facility), minus (ii) the sum, without duplication, of (A) Capital Expenditures made by the Borrower and its Subsidiaries and permitted pursuant to Section 9.10 (excluding any Capital Expenditures referenced in the second proviso of Section 9.10) and Investments of the Borrower and its Subsidiaries permitted pursuant to Section 9.09 made during such period (but only to the extent not paid from Net Available Cash from Asset Sales or from the issuance of Indebtedness or otherwise financed), (B) taxes and mandatory profit sharing paid by the Borrower and its Subsidiaries on a consolidated basis during such period, (C) any ordinary course operating expenses paid in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that are not otherwise reflected in Consolidated EBITDA, but are otherwise treated as expenses during such period in accordance with GAAP, (D) any extraordinary expenses relating to lines of business of the Company and its Consolidated Subsidiaries paid in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that are not otherwise reflected in Consolidated EBITDA, but are otherwise treated as expenses during such period in accordance with GAAP, (E) Dividends paid by the Borrower and it Subsidiaries to third parties during such period (other than those made by a disposition excluded from the definition of Asset Sale by clause (y) of the second proviso thereof) and (F) Debt Service for such period. For purposes of this definition, calculations of Excess Cash shall be made in current Pesos (not constant Pesos).

“Excluded Debt” shall mean (i) any Refinancing Indebtedness Incurred by the Borrower or any of its Subsidiaries to Refinance third-party financial Indebtedness of the Borrower or such Subsidiary outstanding on the Closing Date (other than under the UDI Bonds, the Guaranteed Notes or the Facilities) (provided that the Refinancing Indebtedness of the Indebtedness set forth in Schedule XIV hereto may be Incurred by any Subsidiary of Spicer, S.A.

Credit Agreement

de C.V., all or substantially all of the capital stock of which is owned by Spicer, S.A. de C.V.), (ii) any Indebtedness Incurred by the Borrower (including, without limitation, in connection with an exchange offer) that refinances any of the existing Indebtedness of the Borrower under (A) the UDI Bonds or (B) the Guaranteed Notes, but only to the extent the aggregate principal amount of such Indebtedness (or if Incurred with original issue discount, the aggregate accreted value) does not exceed the principal amount of the UDI Bonds or the Guaranteed Notes, as the case may be, that is being so refinanced, no payments in respect of such Indebtedness are due and payable prior to 66 months after the Closing Date, the refinancing (other than in the case of an exchange offer) takes place no earlier than six months prior to the stated maturity date of the UDI Bonds or the Guaranteed Notes, as the case may be, no Default or Event of Default would result from such refinancing, such Indebtedness shall rank pari passu with, or, by its terms or the terms of any agreement or instrument pursuant to which it is outstanding, shall expressly be made subordinate in right of payment to, the remaining Loans and, to the extent the proceeds from such refinancing are not promptly applied to refinance the UDI Bonds or the Guaranteed Notes, as the case may be, such proceeds are deposited into an escrow account or a similar arrangement solely to be used for the refinancing of the UDI Bonds or the Guaranteed Notes, as the case may be, (iii) any Indebtedness Incurred under the Revolving Facility, (iv) short-term Indebtedness of the Borrower and its Subsidiaries issued under a Permitted Working Capital Facility to any third party (including under the Revolving Facility) in an amount not to exceed $142,000,000 in the aggregate from time to time outstanding, (v) Indebtedness Incurred by the Borrower or a Subsidiary of the Borrower that is an Investment therein by a Subsidiary of the Borrower or the Borrower permitted by Section 9.09 (other than Section 9.09(xii)) and (vi) Permitted Debt.

“Facilities” shall mean this Agreement and the Other Facilities.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided, that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” shall mean generally accepted accounting principles in Mexico.

“Governmental Authority” shall mean any nation or government, any state or municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government and any branch of power of any state.

Credit Agreement

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any aval and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Notes” shall mean the $150,000,000 8 3/4% Guaranteed Notes due 2007, issued by the Borrower (as successor by merger to Dine, S.A. de C.V.) pursuant to that certain indenture dated October 17, 1997 with Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as trustee.

“Guarantors” shall mean each of the Subsidiaries of the Borrower listed on Schedule VII hereto and each Subsidiary of the Borrower that may from time to time become party to the Guaranty Agreement as and to the extent required by Section 8.14 or otherwise in accordance with Section 9.17.

“Guaranty Agreement” shall mean the agreement executed and delivered by each Guarantor in substantially the form of Exhibit B hereto, as modified, supplemented or amended from time to time pursuant to the terms hereof or thereof.

“Hedging Agreement” shall mean any agreement effecting any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“IFC Investment Agreement” shall mean the Amended and Restated Investment Agreement (Investment Number 7251), dated as of December 14, 2001, among various Subsidiaries of the Borrower, as borrowers, and the International Finance Corporation, as amended by the 1996 Omnibus Amendment, Release and Assumption Agreement (Investment Number 7251) dated as of January 28, 2003.

“IFC Loan Agreement” shall mean the Amended and Restated Loan Agreement (Investment Number 9531), dated as of December 14, 2001, among various Subsidiaries of the Borrower, as borrowers, and the International Finance Corporation, as amended by the 2000 Omnibus Amendment, Release and Assumption Agreement (Investment Number 9531) dated as of January 28, 2003.

Credit Agreement

“IFC Support Agreements” shall mean (i) the Amended and Restated Project Funds, Financial Support and Share Retention Agreement (Investment Number 9531), dated as of December 14, 2001, among the Borrower, various Subsidiaries of the Borrower and the International Finance Corporation, as amended by the 2000 Omnibus Amendment, Release and Assumption Agreement (Investment Number 9531) dated as of January 28, 2003 and (ii) the Amended and Restated Project Funds, Financial Support and Share Retention Agreement (Investment Number 7251), dated as of December 14, 2001, among the Borrower, various Subsidiaries of the Borrower and the International Finance Corporation, as amended by the 1996 Omnibus Amendment, Release and Assumption Agreement (Investment Number 7251) dated as of January 28, 2003.

“IMSS” shall mean Instituto Mexicano del Seguro Social.

“Incur” shall mean issue, assume, guarantee, incur or otherwise become liable for. The terms “Incurs”, “Incurred” and “Incurrence” have correlative meanings. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

“Indebtedness” shall mean, with respect to any Person (without duplication): (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than trade payables to the extent that they are not accruing interest according to the terms of such obligations and which are incurred in the ordinary course of such Person’s business and either are not overdue by more than 90 days or are being contested in good faith); (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than factoring transactions without recourse to such Person); (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (other than trade payables and other accrued current liabilities to the extent that they are not accruing interest at any time according to the terms thereof and which are incurred in the ordinary course of such Person’s business and either are not overdue by more than 90 days or are being contested in good faith); (d) all Capital Lease Obligations of such Person; (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, draft discounts (with recourse to such Person), refinanced letters of credit or similar extensions of credit (excluding trade payables to the extent excluded from clause (a) above); (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock (including Redeemable Capital Stock) (except withdrawal rights of holders of stock representing the variable portion of such Person’s capital stock), valued at the greater of (i) its voluntary or involuntary liquidation preference and (ii) the aggregate amount payable therefor upon purchase, redemption, defeasance or payment therefor; (g) where such Person is the Borrower or a Subsidiary of the Borrower who has entered into a factoring transaction, the aggregate amount of accounts receivable owed to such Person by a Subsidiary or by the Borrower, as applicable, in respect of such factoring transaction immediately prior to such Person entering into such factoring transaction; (h) all Indebtedness of other Persons referred to in clauses (a) through (g) above or clauses (i) or (j) below Guaranteed by such Person; (i) all Indebtedness referred to in clauses (a) through (h) above or clause (j) below secured by (or for which the holder of such Indebtedness

Credit Agreement

has an existing right, contingent or otherwise, to be secured by) any Lien on Property or revenues of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) the credit exposure of such Person in respect of Derivatives Liabilities (other than, for all purposes hereunder except Section 10.04, Derivatives Liabilities that are (i) entered into in the ordinary course of business to hedge or mitigate risks to which such Person is exposed in the conduct of its business or the management of its liabilities and (ii) not for speculative purposes). In determining the Indebtedness of the Borrower or any Subsidiary of the Borrower in respect of Derivatives Liabilities for purposes of Section 10.04, the “principal amount” of any Derivatives Liability at any time shall be the aggregate amount (giving effect to any netting provisions) that the Borrower or such Subsidiary would be required to pay under the agreement governing such Derivatives Liability if such agreement were terminated at such time.

“INFONAVIT” shall mean Instituto del Fondo Nacional de la Vivienda para los Trabajadores.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

“Interest Period” shall mean, with respect to the Loans, the period commencing on the Closing Date or the last day of the preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. Except as provided in the preceding sentence, the duration of each such Interest Period shall be one or three months as the Borrower may, by notice received by the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) any Interest Period that would otherwise extend beyond any Principal Payment Date shall end on such Principal Payment Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

provided, that the term “Interest Period” shall include any period selected by the Administrative Agent from time to time in accordance with the definition of “Post-Default Rate”.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any

Credit Agreement

such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of goods or services sold by such Person in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, loaned or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) the making of any contributions of capital to any other Person.

“Joint Lead Arrangers” shall mean Citigroup Global Markets Inc. and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“Joint Venture Entity” shall mean any Subsidiary of the Borrower, the capital stock or other ownership interests, if any, of which are not all or substantially all owned directly or indirectly by the Borrower.

“Lead Arranger” shall mean Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa.

“LIBO Rate” shall mean, for any Interest Period, the offered rate for deposits in Dollars for a period equal to or nearest the number of days in such Interest Period which appears on the Telerate Page 3750 as of approximately 11:00 a.m., London time, on the date two Business Days prior to the first day of such Interest Period, provided, that (i) if such rates do not appear on such Telerate Page 3750, the “LIBO Rate” shall mean, for any Interest Period, the offered rate for deposits in Dollars for a period equal to or nearest the number of days in such Interest Period which appears on the Reuters Screen LIBO Page, and (ii) if such rate or rates do not appear on either the Telerate Page 3750 or Reuters Screen LIBO Page, the “LIBO Rate” shall mean, with respect to each day during such Interest Period, the rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Administrative Agent by each Reference Bank as the rate at which Dollar deposits are offered to such Reference Bank by prime banks at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for a period approximately equal to the number of days in such Interest Period and in an amount comparable to the principal amount of the Loans.

“Lien” shall mean any mortgage, lien, pledge, assignment, charge, encumbrance, preference, priority or other security interest of any kind or nature whatsoever, or any preferential arrangement that has the practical effect of creating a security interest (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing.

Credit Agreement

“Loan” shall mean the loan by a Bank pursuant to Section 2.01.

“Loan Documents” shall mean this Agreement, the Notes, the Guaranty Agreement, the Security Documents and the other documentation required hereby or thereby to be executed and delivered by the Borrower or any Desc Entity from time to time pursuant to the terms hereof or thereof, in each case as modified, supplemented or amended from time to time pursuant to the terms hereof or thereof.

“Majority Banks” shall mean (i) at any time prior to the Closing Date, Banks having Commitments representing more than 66 2/3% of the aggregate Commitments and (ii) at any time on or after the Closing Date, Banks having Loans representing more than 66 2/3% of the aggregate outstanding principal amount of the Loans at such time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Borrower or of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the ability of the Borrower or any Desc Entity to perform its respective obligations under the Loan Documents to which it is a party, or (c) the ability of the Administrative Agent, the Collateral Agent, or any Bank to enforce, or the validity or enforceability of, the obligations of the Borrower or any Desc Entity under each Loan Document to which it is a party.

“Material Debt” shall have the meaning assigned to such term in Section 10.04.

“Maximum Reinvestment Amount” shall mean (i) for each of the first three Agreement Years, $20,000,000 per Agreement Year and (ii) thereafter, $25,000,000 per Agreement Year; provided that the cumulative Maximum Reinvestment Amounts for the first three Agreement Years shall in no event exceed $50,000,000; and provided further that, on and following the date on which the Borrower delivers the second consecutive certificate pursuant to Section 8.07(e) (other than in respect of the last quarter of 2005) that shows the Consolidated Net Indebtedness to Consolidated EBITDA Ratio, in each case as of the last day of the most recently concluded period of four consecutive fiscal quarters of the Borrower, to be equal to or less than 3.75 to 1.00, the Maximum Reinvesment Amount shall be $25,000,000 per Agreement Year (and the first proviso of this definition shall not apply).

“Mexican Bank” shall mean a bank incorporated under the laws of Mexico and authorized to carry out the business of banking in Mexico by the Ministry of Finance under the Mexican Law of Credit Institutions (Ley de Instituciones de Crédito).

“Mexico” shall mean the United Mexican States.

“Minimum Cash Balance” shall mean cash and Cash Equivalents of the Borrower and its Subsidiaries in an aggregate amount of $50,000,000.

“Ministry of Finance” shall mean the Secretaría de Hacienda y Crédito Público of Mexico.

Credit Agreement

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Net Asset Sale Proceeds” shall mean (A) Net Available Cash from any Asset Sale by or on behalf or for the account of the Borrower or any of its Subsidiaries other than to the extent applied (or committed to be applied pursuant to a definitive legally binding agreement with a Person that is not an Affiliate of the Borrower or any of its Subsidiaries) to replace or repair Property of the Borrower or its Subsidiaries (other than cash, Cash Equivalents or securities) used in one or more lines of business in which the Borrower or any of its Subsidiaries is engaged as of the date thereof within 90 days of receipt (but only to the extent such Property is owned by the Borrower or any of its Subsidiaries), and (B) any insurance proceeds received by or on behalf or for the account of the Borrower or any of its Subsidiaries (including to the extent received by the Collateral Agent in respect of the Collateral) in respect of any Property of the Borrower or such Subsidiary to the extent not applied (or committed to be applied in the manner described in clause (A) above) to replace or repair such Property within 90 days of receipt; provided that, to the extent any Net Available Cash referred to in clauses (A) or (B) is committed to be applied within such 90-day period, such Net Available Cash must be so applied within 180 or 270 days of receipt, respectively. For purposes of the determination of Net Asset Sale Proceeds, the term Asset Sale shall not include Receivables Sales.

“Net Available Cash” shall mean with respect to any transaction involving an Asset Sale, Incurrence of Indebtedness or Equity Issuance, the proceeds thereof received in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations with respect to the Indebtedness are financed or sold with recourse to the Borrower or any of its Subsidiaries) net of (only and without duplication) (a) customary brokerage commissions and other reasonable and documented fees and expenses (including fees and expenses of counsel, accountants, lenders, investment bankers and any placement agent fee or underwriter discount relating to the sale of securities) incurred in connection with such transaction; and (b) in the case of an Asset Sale, (i) provisions for all taxes payable as a result of such Asset Sale after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements which are directly related to such Asset Sale; (ii) payments made to retire Indebtedness or any other obligation (other than Indebtedness or any other obligation owed to the Borrower or any Subsidiary of the Borrower) outstanding at the time of such Asset Sale to the extent (A) such Indebtedness or other obligation is secured by a Lien on Property sold or transferred in such Asset Sale, (B) such Indebtedness or obligation is required to be repaid upon such disposition and (C) the amounts so paid are properly attributable to such transaction or to the Property that is the subject thereof; and (iii) appropriate amounts provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with the Property sold and retained by the Borrower or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale. If there shall occur any reduction in the amount of taxes payable referred to in clause (b)(i) of the preceding sentence or of any reserve referred to in clause (b)(iii) of the preceding sentence, the amount of such reduction (to the extent deducted pursuant to such clause (b)(i) or clause (b)(iii)) shall then be deemed to be Net Available Cash.

Credit Agreement

“Net Cash Position” shall mean, at any time, an amount equal to the lesser of:

(i) the aggregate amount of cash and Cash Equivalents owned at such time by the Borrower and its Consolidated Subsidiaries determined on a consolidated basis (without duplication); and

(ii) $50,000,000.

“Net Debt Issuance Proceeds” shall mean the Net Available Cash from any Incurrence of Indebtedness (other than Excluded Debt) by the Borrower or any of its Subsidiaries.

“Net Equity Issuance Proceeds” shall mean (i) the Net Available Cash from any Equity Issuance by the Borrower and (ii) the Net Available Cash from any Equity Issuance by any Subsidiary of the Borrower (other than (a) an Equity Issuance to the Borrower or any of its Subsidiaries in connection with an Investment by the Borrower or any of its Subsidiaries in such Subsidiary that is otherwise permitted by Section 9.09 and (b) in connection with Permitted Joint Ventures).

“Net Proceeds” shall mean any Net Asset Sale Proceeds, Net Equity Issuance Proceeds and Net Debt Issuance Proceeds.

“Non-strategic Subsidiaries” shall mean Aquatecnología, S.A. de C.V., Bioquimex Natural, S.A. de C.V., Bujías Mexicanas, S.A. de C.V., Comercializadora Aquanova, S.A. de C.V., Fenoquimia, S.A. de C.V., Hayes Wheels de México, S.A. de C.V., Industria Eléctrica Automotriz, S.A. de C.V., Nutrientes Aquanova, S.A. de C.V. and Bosques de las Lomas, S.A. de C.V., each a Mexican corporation, and each of their respective Subsidiaries, unless at any time such Person or such Subsidiary is a Principal Subsidiary.

“Note” shall have the meaning assigned to such term in Section 2.05.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 4.05.

“Other Facilities” shall mean the Peso Facility and the Revolving Facility.

“Other Applicable Taxes” shall have the meaning assigned to such term in Section 5.05(e).

“Participant” shall have the meaning assigned to such term in Section 12.06(d).

“Permitted Collateral Liens” shall mean (i) Liens created under the Security Documents and (ii) any Liens described in Sections 9.03(d), (e), (h) and (m) to the extent not voluntary.

Credit Agreement

“Permitted Debt” shall mean (i) the Indebtedness Incurred hereunder, under the Peso Facility and under the other Loan Documents, (ii) customer deposits and advance payments received from customers for goods, or real property or improvements thereon, purchased in the ordinary course of business, (iii) Indebtedness under currency, interest rate and commodity agreements, provided that such agreements (A) are designed solely to protect the Borrower or a Subsidiary against fluctuations in foreign currency exchange rates, interest rates or commodity prices, as the case may be, and are not for purposes of speculation and (B) shall not increase the Indebtedness of the Borrower or any of its Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or commodity prices, as the case may be, or by reason of fees, indemnities or compensation payable thereunder, (iv) Indebtedness in respect of performance, surety, appeal or return-of-money bonds or other obligations of a like nature Incurred in the ordinary course of business, and (v) Indebtedness that is permitted to be secured pursuant to Section 9.03(o).

“Permitted Investments” shall mean: (a) Investments in cash or Cash Equivalents; and (b) Investments in commercial paper rated A-1 or better or P-1 by S&P or Moody’s, respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same provide for the payment of both principal and interest.

“Permitted Joint Venture” shall mean an Equity Issuance by a Subsidiary of the Borrower to a Person that is not the Borrower or an Affiliate of the Borrower, provided that (i) the Net Available Cash from such Equity Issuance is applied (or committed to be applied pursuant to a definitive legally binding agreement with a Person that is not an Affiliate of the Borrower or any of its Subsidiaries) by such Subsidiary to make a Capital Expenditure in one or more lines of business in which such Subsidiary is engaged as of the date thereof within 90 days of receipt (but only to the extent such Property is owned by such Subsidiary) and (ii) the Borrower Controls such Subsidiary after giving effect to the Equity Issuance; provided further that, to the extent any Net Available Cash is committed to be applied within such 90-day period, such Net Available Cash must be so applied within 180 days of receipt.

“Permitted Liens” shall have the meaning assigned to such term in Section 9.03.

“Permitted Working Capital Facility” shall mean a borrowing facility or facilities, now existing or hereinafter established, established exclusively for the purposes of funding working capital and providing for (i) the issuance of letters of credit or the creating of bankers’ acceptances for the benefit of trade creditors in the ordinary course of business or (ii) the making of loans on a revolving basis. For all purposes hereof, the Revolving Facility shall be deemed a Permitted Working Capital Facility.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Peso Facility” shall mean the Peso 1,222,553,307.97 Credit Agreement, to be dated on or prior to the Closing Date, among the Borrower, the Guarantors, as joint obligors (obligados solidarios), BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as administrative agent, the banks party thereto and certain other parties.

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“Pesos” shall mean the lawful currency of Mexico.

“Platform” shall have the meaning assigned to such term in Section 12.02(c).

“Post-Default Rate” shall mean (a) until the end of the Interest Period in existence as of the date of the relevant Event of Default, a rate per annum which is equal to the Applicable Margin plus 2% per annum plus the LIBO Rate for such Interest Period, and (b) thereafter a rate per annum which is equal to the Applicable Margin plus 2% per annum plus the LIBO Rate applicable to such Interest Period or Interest Periods as shall be selected by the Administrative Agent (which Interest Periods shall not be of durations exceeding one month).

“Principal Payment Date” shall mean each of June 30, 2006, December 31, 2006, June 30, 2007, December 31, 2007, June 30, 2008 and the date that is sixty months after the Closing Date; provided, that if any such date would otherwise fall on a date that is not a Business Day, the relevant Principal Payment Date shall be the next succeeding Business Day.

“Principal Subsidiary” shall mean, at any time, any Subsidiary of the Borrower having, during any of the four immediately preceding fiscal quarters of the Borrower, more than 5% of the Consolidated EBITDA for such fiscal quarter; provided that, for the purposes of this Agreement, each Desc Entity shall in any event be deemed to be a Principal Subsidiary; and provided further that, solely for purposes of Section 10.06, a Principal Subsidiary shall mean, at any time, the Desc Entities and any Subsidiary of the Borrower (a) having, during any of the four immediately preceding fiscal quarters of the Borrower, at least 10% of the total sales of the Borrower and its Consolidated Subsidiaries on a consolidated basis, (b) having, during any of the four immediately preceding fiscal quarters of the Borrower, at least 10% of the Consolidated EBITDA for such fiscal quarter or (c) having, as at the last day of any such fiscal quarter, at least 10% of the Consolidated Total Assets as at such day, all determined on the basis of GAAP.

“Process Agent” shall have the meaning assigned to such term in Section 12.11(b).

“Property” of a Person shall mean any property or assets, or interest therein, of such Person.

“Receivables Sales” shall mean sales in the ordinary course of business of accounts receivable in existence and owned by the Borrower or any of its Subsidiaries at the time of sale; provided that such sales are without recourse to the seller and are made pursuant to a revolving credit line or lines therefor not exceeding $70,000,000 in the aggregate at any time.

“Redeemable Capital Stock” shall mean any capital stock or other ownership interest (and any warrant, option or other right to acquire the same) that, either by its terms, by law, by the terms of any security or other interest into which it is convertible or exchangeable, by agreement or otherwise, is, or upon the happening of an event or passage of time or both would

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be, required to be redeemed, purchased or otherwise acquired, including at the option of the holder thereof or counterparty thereof, at any time prior to the stated maturity of the Loans or to be converted into or exchanged for debt securities or other Indebtedness at any time prior to any such stated maturity at the option of the holder thereof; provided that Redeemable Capital Stock will not include any shares representing variable capital stock solely because such shares provide redemption rights that are not materially more onerous for the obligor than those existing with respect to the Borrower’s variable capital on the date hereof are for the Borrower.

“Reference Banks” shall mean the principal London offices of Citibank, N.A., JPMorgan Chase Bank and Deutsche Bank AG.

“Refinance” shall mean, in respect of any referenced Indebtedness, to use the proceeds of other Indebtedness, substantially concurrently with the Incurrence of such other Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such referenced Indebtedness. “Refinanced” and “Refinances” have correlative meanings.

“Refinanced Debt” shall have the meaning assigned to such term in Section 2.01(b).

“Refinancing Indebtedness” shall mean Indebtedness that Refinances any other Indebtedness, provided, however, that (i) such Refinancing Indebtedness has a final stated maturity no earlier, and an Average Life at the time of such Refinancing no shorter, than that of the Indebtedness being refinanced, (ii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is no greater than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) of the Indebtedness being Refinanced (plus reasonable and customary fees and expenses, including any premium and defeasance costs, incurred in connection with such Refinancing), (iii) Indebtedness of one Person may not be Refinanced with Indebtedness of any other Person, (iv) such Refinancing Indebtedness, to the extent it Refinances Indebtedness that ranks pari passu with the Loans, shall rank pari passu with, or, by its terms or the terms of any agreement or instrument pursuant to which it is outstanding, shall expressly be made subordinate in right of payment to, the remaining Loans and (v) such Refinancing Indebtedness, to the extent it Refinances any Indebtedness that is subordinated in right of payment to the Loans, shall by its terms or the terms of any agreement or instrument pursuant to which it is outstanding expressly be made subordinate in right of payment to the Loans at least to the extent that the Indebtedness being Refinanced is so subordinated.

“Register” shall have the meaning assigned to such term in Section 12.06(c).

“Relevant Margin Date” shall mean the date on which the certificate required pursuant to Section 8.07(e) in respect of the last quarter of 2005 is delivered.

“Required Payment” shall have the meaning assigned to such term in Section 4.06.

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“Requirement of Law” shall mean, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of such Person’s Property or revenues.

“Reuters Screen LIBO Page” shall mean the display designated as page “LIBO” on the Reuter Monitor Money Rates Service or such other page as may replace the “LIBO” page on that service for the purpose of displaying London interbank offered rates of major banks.

“Revolving Facility” the $112,000,000 Revolving Loan and Letter of Credit Agreement, dated as of the date hereof, among the Borrower, Citibank, N.A., as administrative agent, the banks party thereto and certain other parties.

“S&P” shall mean Standard & Poor’s Ratings Group and its successors.

“Sale-Leaseback Transaction” shall mean, for any Person, an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Property of such Person that has been or is being sold or transferred by such Person to such lender or investor or to any other Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. Upon entering into a Sale-Leaseback Transaction, such Person is deemed to have incurred Indebtedness in an amount equal to the Attributable Debt with respect thereto, to have incurred a Lien on the Property being sold or transferred and securing such Attributable Debt, and to have effected an Asset Sale (unless such transaction is excluded from the definition of “Asset Sale”) of such Property.

“SAR” shall mean Sistema de Ahorro para el Retiro, the mandatory retirement system of Mexico.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Security Documents” shall mean the Collateral Agency Agreement, each mortgage, pledge without transfer of possession, pledge and any and all contracts, instruments and other documents now or hereafter executed and delivered in connection with this Agreement (including, without limitation, Sections 8.15, 9.02(c) and 9.02(d)) and the Collateral Agency Agreement pursuant to which any security interest in Collateral is granted to the Collateral Agent.

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business

Credit Agreement

and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of states that comprise Mexico (or any legal provision that succeeds them).

“Subsidiary” shall mean, as to any Person, any corporation or other Person of which more than 50% of the Voting Stock or other voting interests is owned or Controlled, directly or indirectly, by such first Person and/or by any Subsidiary of such first Person.

“Substitute Basis” shall have the meaning assigned to such term in Section 5.02.

“Telerate Page 3750” shall mean the display designated as page “3750” on the Telerate Service of Bridge Information Services or such other page as may replace the “3750” page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for Dollar deposits.

“Total Capitalization” shall mean, as at any time, the sum of the following for the Borrower and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(i)	Consolidated Net Indebtedness at such time; plus

(ii)	Consolidated Net Worth at such time.

“Total Subsidiary Indebtedness” shall mean, at any time, the aggregate outstanding principal amount of Indebtedness at such time of the Subsidiaries of the Borrower to third parties determined on a consolidated basis (without duplication) in accordance with GAAP.

“Trigger Event” shall mean the Borrower shall have prepaid the Loans in accordance with Section 2.06 or 2.07 in an aggregate principal amount, when added to the aggregate principal amount of the loans outstanding under the Peso Facility prepaid, equal to at least $75,000,000 (using for this purpose, in the case of amounts prepaid in Pesos under the Peso Facility, the relevant exchange rate described in Section 2.07(e) as in effect on the date of any such prepayment).

“UDI Bonds” shall mean the medium-term promissory notes (denominated in unidades de inversión) of the Borrower maturing in 2006 and 2007 issued pursuant to those certain promissory notes dated October 21, 1999 and July 13, 2000, respectively.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, at any time, with respect to any Person, the outstanding securities of such Person entitled to vote generally in the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of any contingency.

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“Working Capital” shall mean, at any time, (i) the short-term assets of the Borrower and its Consolidated Subsidiaries at such time, minus (ii) the short-term liabilities of the Borrower and its Consolidated Subsidiaries at such time, in each case as determined in accordance with GAAP and without taking into account cash or Cash Equivalents or any financial Indebtedness.

1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to the Banks hereunder.

SECTION 2. COMMITMENTS, ETC.

2.01. Loans.

(a) Each Bank severally agrees, on and subject to the terms and conditions of this Agreement, to make a loan to the Borrower under this Section 2.01(a) in Dollars on the Closing Date in an aggregate principal amount equal to the Commitment of such Bank and, as to all Banks, in an aggregate principal amount equal to $445,749,991.78. The Commitments shall terminate on the Commitment Termination Date.

(b) The proceeds of each Loan shall be used solely to repay, to the Bank making such Loan, the outstanding Indebtedness of the Borrower or its Subsidiaries as to such Bank listed in Schedule VIII hereto (the “Refinanced Debt”).

2.02. The Borrowing. (a) The Borrower shall give the Administrative Agent notice of the Borrowing as provided in Section 4.05. Not later than 11:00 a.m. New York time on the Closing Date, each Bank shall make available in Dollars, through such Bank’s Applicable Lending Office, the full amount of such Bank’s Commitment, and credit the amount so made available to the Borrower to the payment of the principal amount of the Refinanced Debt owed to such Bank. In furtherance of the foregoing, the Borrower hereby irrevocably instructs each Bank making a Loan to it immediately to apply such amount to the payment of the principal amount of the Refinanced Debt owed to such Bank. The transaction contemplated by this Section 2.02(a) shall be deemed to have taken effect unless one or more Banks shall have provided to the Administrative Agent written notice no later than 9:00 a.m. (New York time) on the date set forth in the Notice of Borrowing as the date of the “Proposed Borrowing” (as defined therein) stating that it will not make its Loan in the full amount of its Commitment or apply such amount to the payment of the Refinanced Debt owed to such Bank. Each Bank hereby acknowledges and agrees that, notwithstanding any terms of the Refinanced Debt to the contrary requiring notice of a prepayment a specified number of days in advance, such Bank will receive a prepayment of the Refinanced Debt owed to it (i) on the Closing Date, in an amount equal to its Commitment and (ii) on or prior to the Closing Date, in an amount equal to the difference between the aggregate amount of the Refinanced Debt owed to it and its Commitment.

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(b) On the Closing Date, simultaneously with the making of the Loans and the repayment of the Refinanced Debt, the Borrower shall pay or cause to be paid to each Bank making a Loan to it (either directly or through the administrative agent with respect to such Refinanced Debt, in each case in accordance with the terms of the applicable Refinanced Debt), in immediately available funds in Dollars, any and all interest accrued and unpaid in respect of the Refinanced Debt to, but excluding, the Closing Date, together with any applicable premium, taxes, breakage costs (to the extent such breakage costs, if any, are known at such time) and other amounts then due and owing to such Bank in respect of such Refinanced Debt in accordance with the terms thereof. On the Closing Date, each Bank shall deliver to the Borrower each promissory note issued to it, if any, representing the Refinanced Debt previously extended by such Bank.

2.03. Fees. (a) Not later than 11 a.m. New York time on the Closing Date, the Borrower shall pay in the aggregate $5,507,350.00 to the Administrative Agent in Dollars in immediately available funds to be divided for the account of each Bank based on the percentage by which such Bank’s Commitment represents to the aggregate Commitments.

(b) The Borrower shall pay to the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers fees in such amounts and at such times as previously agreed upon between the Borrower and each of the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers.

2.04. Default by Bank; Certain Remedies Independent. Neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank, and no Bank shall have any obligation to the Administrative Agent or any other Bank for the failure by such other Bank to make the Loan required to be made by such other Bank. In the event that any Bank shall for any reason fail to make any Loan required hereunder on the Closing Date and to provide the notice to the Administrative Agent in accordance with the last sentence of Section 2.02(a), and such failure shall continue past 11:00 a.m., New York time, on the Business Day immediately following the Closing Date, such defaulting Bank shall be liable for any and all costs, losses and expenses incurred by the Administrative Agent and the Banks in connection with the failure of the Borrowings to occur and the Refinanced Debt to be repaid; provided, that the Borrower shall pay the amount of such costs, losses and expenses to the Banks (other than the defaulting Bank) and the Administrative Agent to the extent not promptly paid by the defaulting Bank; provided further, that no such payment by the Borrower shall relieve the defaulting Bank of its obligations hereunder, and the Borrower shall be subrogated to the rights of the Administrative Agent and the Banks with respect thereto. The amounts payable by the Borrower at any time hereunder and under any Note to any Bank shall be a separate and independent debt and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.

2.05. Notes. Each Loan of each Bank shall be evidenced by a separate promissory note legended as “non-negotiable” of the Borrower, bearing the aval of each Guarantor, substantially in the form of Exhibit A hereto (each, a “Note”), dated the Closing Date,

Credit Agreement

payable to such Bank in a principal amount equal to the principal amount of such Loan and otherwise duly completed. In the event that any conflict arises between the provisions of this Agreement and the terms of any Note, the provisions of this Agreement shall be deemed to prevail. Promptly upon the election of the Borrower, in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, to change the duration of the Interest Period of any Loan, the Borrower and each Guarantor shall execute and deliver to the Administrative Agent for the account of each Bank, in exchange for the Note evidencing such Loan theretofore delivered to such Bank pursuant to this Section 2.05, a new Note in substantially the form of Exhibit A payable to such Bank, dated the date of such Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Note and otherwise duly completed.

2.06. Optional Prepayments. Subject to Section 4.04, the Borrower shall have the right to prepay the Loans and the Notes in whole or in part at any time or from time to time without premium or penalty, provided, that (i) simultaneously with the making of each prepayment, the Borrower shall pay all interest accrued on the amount prepaid to the date of prepayment; (ii) the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder); (iii) each such prepayment shall be made only on the last day of an Interest Period unless the Borrower pays in full, simultaneously with the making of such prepayment, any and all amounts payable in connection therewith pursuant to Section 5.04; and (iv) prepayments of the Loans shall be applied to the installments of the Loans in the inverse order of maturity. Amounts prepaid hereunder may not be reborrowed hereunder.

2.07. Mandatory Prepayments. (a) The Borrower will apply or cause to be applied all Net Proceeds received by or on behalf or for the account of the Borrower or any of its Subsidiaries no later than the last day of the Interest Period during which such Net Proceeds are received by or on behalf or for the account of the Borrower or such Subsidiary to repay, ratably, the Loans outstanding on such day; provided that the application of this paragraph (a) to any such Net Proceeds received by or on behalf or for the account of (A) any Subsidiary of the Borrower that is subject to the provisions of the IFC Investment Agreement or the IFC Loan Agreement shall be subject to Sections 6.02(a) and (b) and Section 6.02(a) thereof, respectively, as in effect on the date hereof (and a brief summary of which is set forth in Schedule III hereto), and (B) any Subsidiary of the Borrower that is not wholly-owned (directly or indirectly) by the Borrower shall be subject to limitations (if any) on the ability of the Borrower to receive such Net Proceeds (i) in excess of the direct or indirect ownership interest percentage of the Borrower in such Subsidiary (but only to the extent there is no intercompany Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary of the Borrower, in which case such Net Proceeds shall be applied to repay any such intercompany Indebtedness prior to any distribution, and shall be applied in accordance with this paragraph (a)) and (ii) resulting from the existing covenants of the Borrower and its Subsidiaries set forth in Schedule III hereto or applicable law (but only to the extent compliance with such law is not within the direct or indirect control of the Borrower).

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(b) On the last Business Day in May of each year beginning on May 28, 2004, the Loans then outstanding shall be prepaid, ratably, in an aggregate amount equal to 75% of Excess Cash for the immediately preceding fiscal year (as determined by reference to the audited financial statements for such fiscal year) until 66 2/3% of the aggregate principal amount of the Loans outstanding as of the Closing Date has been repaid.

(c) In the event that any payment of principal (whether scheduled or otherwise and whether by repayment, repurchase or otherwise) of the Indebtedness set forth in Schedule XIV hereto is made (other than any payment thereof made with Refinancing Indebtedness (in which case such Refinancing Indebtedness shall be deemed to be set forth in Schedule XIV hereto for purposes of this paragraph (c)); provided that such Refinancing Indebtedness may be Incurred by any Subsidiary of Spicer, S.A. de C.V., all or substantially all of the capital stock of which is owned by Spicer, S.A. de C.V.), any Loans then outstanding shall be prepaid in an amount equal to the principal amount of such other Indebtedness so paid multiplied by two.

(d) In the event that any payment of principal (whether scheduled or otherwise and whether by repayment, repurchase or otherwise) of the Indebtedness under the UDI Bonds is made (other than any payment thereof made with Excluded Debt described in clause (ii) of the definition thereof), any Loans then outstanding shall be prepaid in an amount such that the percentage principal amount prepaid under this Agreement is equal to the percentage principal amount of the Indebtedness under the UDI Bonds that is so paid.

(e) In the event that any prepayment of principal is made under the Peso Facility, any Loans then outstanding shall be prepaid in an amount such that the percentage principal amount prepaid under this Agreement is equal to the percentage principal amount of the Peso Facility so paid; provided, however, that if any such prepayment under the Peso Facility is made as a result of the application of Cláusula 2.11(c) or Net Proceeds (“Recursos Netos”) or Excess Cash (“Exceso de Caja”) thereunder in accordance with the terms of the Peso Facility as of the date hereof, the payment obligations arising under paragraphs (a), (b) and (c) hereof shall be deemed satisfied if such prepayment, Net Proceeds or Excess Cash, as the case may be, has been applied ratably as between this Agreement and the Peso Facility; and provided further that any other such prepayment shall otherwise be done in accordance with Section 2.06. For purposes of this paragraph (e) and calculating the aggregate outstanding principal amount of the Loans and the loans outstanding under the Peso Facility, the Peso/Dollar exchange rate published by Banco de México in the Official Gazette of the Federation of Mexico (“Diario Oficial de la Federación”) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” on the Mexican business day immediately prior to the relevant prepayment date, to be in effect on such prepayment date, shall be used, provided that, if Banco de México ceases to publish such exchange rate, the exchange rate shall be calculated by taking the Peso/Dollar exchange rates published by Citibank, N.A., JPMorgan Chase Bank and Deutsche Bank AG (or the main offices of their subsidiaries located in Mexico, if not published by those institutions) at the close of business on the Mexican business day immediately prior to the relevant prepayment date (i.e., 24-hours forward), to be in effect on such prepayment date, and calculating the average of such exchange rates.

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(f) All mandatory prepayments required to be made pursuant to paragraphs (a) (other than 50% of any mandatory prepayments made from Net Proceeds that are Net Asset Sale Proceeds), (c) and (d) of this Section 2.07 (and 50% of any mandatory prepayments required to be made pursuant to paragraph (e) of this Section 2.07 that satisfy the obligations of the Borrower under paragraph (a) of this Section 2.07 and are made from Net Proceeds that are Net Asset Sale Proceeds and all mandatory prepayments required to be made pursuant to paragraph (e) of this Section 2.07 that satisfy the obligations of the Borrower under paragraph (c) of this Section 2.07) shall be applied by the Borrower to pay ratably all Loans in direct order of maturities, 50% of any mandatory prepayments made from Net Proceeds that are Net Asset Sale Proceeds pursuant to paragraph (a) of this Section 2.07 (and 50% of any mandatory prepayments required to be made pursuant to paragraph (e) of this Section 2.07 that satisfy the obligations of the Borrower under paragraph (a) of this Section 2.07 and are made from Net Proceeds that are Net Asset Sale Proceeds) shall be applied by the Borrower to pay ratably all Loans pro rata across the order of maturities, and all mandatory prepayments required to be made pursuant to paragraph (b) of this Section 2.07 (and all mandatory prepayments required to be made pursuant to paragraph (e) of this Section 2.07 that satisfy the obligations of the Borrower under paragraph (b) of this Section 2.07) shall be applied by the Borrower to pay ratably all Loans in inverse order of maturities. All other mandatory prepayments required to be made pursuant to paragraph (e) of this Section 2.07 shall be applied by the Borrower to pay ratably all Loans in the inverse order of maturity. Amounts prepaid hereunder may not be reborrowed hereunder.

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST

3.01. Repayment of Loans.

(a) The Borrower agrees to pay to the Administrative Agent the full principal of the Loans for the pro rata account of the Banks in six equal installments, payable on each Principal Payment Date in an aggregate principal amount (for each Loan on each such date) equal to one-sixth of the aggregate principal amount of the Loans outstanding on the Closing Date.

3.02. Interest.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum for each Interest Period equal to the LIBO Rate for such Interest Period plus the Applicable Margin. In addition, if the Consolidated Net Indebtedness to Consolidated EBITDA Ratio as of the last day of the period of four conservative quarters of the Borrower as set forth in the certificate delivered pursuant to Section 8.07(e) in respect of the last quarter of 2005 is greater than 4.00 to 1.00, the Borrower agrees to pay to the Administrative Agent for the account of each Bank additional interest on the unpaid principal amount of each Loan made by such Bank for the period from and including January 1, 2006 to but excluding the date such certificate is delivered at a rate per annum equal to 0.50%.

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(b) Notwithstanding the foregoing, the Borrower agrees to pay to the Administrative Agent for the account of each Bank interest at the Post-Default Rate, to the fullest extent permitted by applicable law, (i) during any period when any Event of Default shall have occurred and be continuing, on the principal of each Loan of such Bank and (ii) on any other amount whatsoever payable by the Borrower hereunder to such Bank that shall not be paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

(c) Accrued interest on each Loan shall be payable on the last day of each Interest Period and upon the payment or prepayment thereof (on the principal amount so paid or prepaid), provided, that any interest payable at the Post-Default Rate shall be payable from time to time on demand; provided further, that any additional interest payable pursuant to the second sentence of Section 3.02(a) shall be payable within five Business Days after delivery of the certificate pursuant to Section 8.07(e) in respect of the last quarter of 2005.

(d) Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks and to the Borrower. Each such determination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.

(e) Each Bank agrees to promptly return to Borrower or any Guarantor, as the case may be, any interest received by such Bank as a result of any enforcement of its Note which is in excess of the amount of interest to which it would have otherwise been entitled pursuant to this Agreement.

3.03. Interest Rate Determinations; Changes in Rating Systems.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for the purpose of Section 3.02.

(b) If the Borrower shall fail to select the duration of any Interest Period in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Borrower shall irrevocably be deemed to have selected an Interest Period with a three-month duration.

SECTION 4. PAYMENTS, ETC.

4.01. Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Agent’s Account, not later than 11:00 A.M. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Partial

Credit Agreement

payments hereunder shall be applied first to unreimbursed costs and expenses of the Administrative Agent invoiced to the Borrower which remain unpaid after their due date (which shall not be less than five Business Days after such invoice is sent to the Borrower), then to accrued and unpaid interest, then to unpaid principal, and then to other amounts payable hereunder.

(b) The Borrower shall, at the time of making each payment under this Agreement and the Notes for the account of any Bank, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, subject to Section 4.02, may determine to be appropriate).

(c) Each payment received by the Administrative Agent under this Agreement and the Notes for the account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office.

(d) If the due date of any payment under this Agreement and the Notes would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02. Pro Rata Treatment. Except to the extent otherwise provided herein, each payment or prepayment of principal or interest on the Loans shall be made for the account of the Banks pro rata in accordance with the respective amounts of principal or interest on such Loans then due and payable to them.

4.03. Computations. Interest on the Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

4.04. Minimum Amounts. Each optional partial prepayment of principal of the Loans pursuant to Section 2.06 shall be in an aggregate amount equal to at least $10,000,000 and an integral multiple of $5,000,000 (or such lesser amount as may be necessary to prepay in full the principal amount then outstanding).

4.05. Certain Notices. The notice by the Borrower to the Administrative Agent of the Borrowing shall be substantially in the form of Schedule II hereto (the “Notice of Borrowing”) and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the date two Business Days prior to the Closing Date, and notices of optional prepayments shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the date five Business Days prior to the date of each such prepayment. The Notice of Borrowing and each notice of optional prepayment shall specify the amount (which, in the case of an optional prepayment, shall be in accordance with Section 4.04)

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to be borrowed or prepaid and the Closing Date or date of prepayment (which shall be a Business Day), as the case may be. The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

4.06. Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date on which the Borrower is to make payment to the Administrative Agent for the account of one or more of the Banks hereunder (any such payment being herein called the “Required Payment”) that the Borrower will not make the Required Payment, the Administrative Agent may assume that the Borrower is timely making the Required Payment available to the Administrative Agent and, in reliance upon such assumption, make available to the Banks, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such date (the “Advance Date”), such Bank and the Borrower severally agree to pay to the Administrative Agent, on demand, such amount owed by such Bank or the Borrower with interest thereon at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 3.02(b) for the period from the Advance Date until paid in full and (ii) in the case of such Bank, the Federal Funds Rate for such period. If such Bank pays such amount to the Administrative Agent, then such amount (not including any interest accrued thereon to the date of such prepayment) shall constitute such Bank’s Loan. A certificate of the Administrative Agent submitted to the Borrower with respect to any amounts owing under this Section 4.06 shall be conclusive in the absence of manifest error.

If a Required Payment is not made available to the Administrative Agent by the Borrower or the recipient(s) within three Business Days of the Advance Date, the Administrative Agent shall also be entitled to recover such amount on demand from the Borrower, together with interest thereon retroactive to the Advance Date at the Post-Default Rate.

4.07. Set-Off; Sharing of Payments.

(a) Without limiting any of the obligations of the Borrower or the rights of the Banks hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, without prior notice to the Borrower (which notice is expressly waived by the Borrower to the fullest extent permitted by applicable law), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time owing by such Bank or any Subsidiary, Affiliate, branch or agency thereof to or for the credit or account of the Borrower. Such Bank shall promptly provide notice to the Borrower of such set-off, provided, that failure by such Bank to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application. The rights of each Bank under this Section 4.07 are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) that such Bank may have.

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(b) If any Bank shall obtain from the Borrower or any Desc Entity payment of any principal of or interest on its Loans or payment of any other amount under this Agreement, the Notes or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a percentage of the principal of or interest on its Loans or such other amounts then due hereunder by the Borrower to such Bank in excess of its pro rata share thereof, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and/or make such other adjustments as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 5. YIELD PROTECTION, ETC.

5.01. Additional Costs.

(a) If, on or after the date hereof, as a result of the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining its Loans (other than taxes, which shall be governed by the terms of Section 5.05), then such Bank shall, promptly after the occurrence of such event, notify the Borrower thereof, and the Borrower shall, subject to paragraph (c) below, pay to the Administrative Agent for the account of such Bank the amount stated in such notification as required to indemnify such Bank against such increased cost, such amount to be payable within ten days after the Borrower’s receipt of such notification.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent) as a consequence of such Bank’s obligations hereunder or its Loans to a level below that which such Bank (or its

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parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then from time to time, such Bank shall, promptly after the occurrence of such reduction, notify the Borrower thereof, and the Borrower shall, subject to paragraph (c) below, pay to such Bank the amount stated in such notification as required to indemnify such Bank (or its parent) against such reduction, such amount to be payable within ten days after the Borrower’s receipt of such notification.

(c) Each Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this paragraph (c) such Bank shall designate a different Applicable Lending Office or take such other action as it deems appropriate in its reasonable judgment if such designation or other action (x) will, in the reasonable judgment of such Bank, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Bank, be materially disadvantageous to such Bank. A notification of any Bank claiming compensation under this Section 5.01 setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall not be obligated to compensate any Bank pursuant to this Section 5.01 for increased costs or reduced return accruing prior to the date which is 90 days before such Bank requests compensation pursuant to this Section 5.01.

(d) Without duplication of paragraph (a) above, the Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the Loans of such Bank, from and including the date of such Loans until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the relevant Interest Period from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Loans. Such additional interest shall be determined by such Bank and notified to the Borrower through the Administrative Agent.

5.02. Substitute Basis. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a) the Administrative Agent determines that, by reason of circumstances affecting the London interbank market, the “LIBO Rate” cannot be determined pursuant to the definition thereof, or

(b) the Majority Banks determine (as evidenced by a certificate from the Administrative Agent) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBO Rate” in Section 1.01 upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not adequately reflect the cost to such Banks of making or maintaining their Loans for such Affected Interest Period in the London interbank market,

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then the Administrative Agent shall give notice (a “Rate Determination Notice”) thereof, which, if applicable, shall be accompanied by the certificate referred to above, to the Borrower and the Banks as soon as practicable thereafter. If such notice is given, during the thirty-day period following such Rate Determination Notice (the “Negotiation Period”) the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Majority Banks) for the Loans which shall reflect the cost to the Banks of funding their Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBO Rate to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loans pursuant to Section 2.06, provided, however, that if the Borrower does not elect so to prepay, each Bank shall determine (and shall certify from time to time in a certificate delivered by such Bank to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Bank of funding its Loans for any Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and such Bank and shall apply in lieu of the LIBO Rate for the relevant Interest Periods. Promptly upon the agreement of any Substitute Basis, the Borrower and each Guarantor shall execute and deliver to the Administrative Agent for the account of each Bank, in exchange for the Note evidencing each Loan of such Bank theretofore delivered to such Bank pursuant to Section 2.05, a new Note in substantially the form of Exhibit A payable to such Bank reflecting such Substitute Basis (or, if a Substitute Basis is not agreed upon during the Negotiation Period, promptly upon the delivery by any Bank to the Administrative Agent of a certificate setting forth a rate basis pursuant to this Section 5.02, a new Note in substantially the form of Exhibit A payable to such Bank reflecting such rate basis), dated the date of such Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Note and otherwise duly completed.

5.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for any Bank or its Applicable Lending Office to make or maintain its Loans hereunder (and, in the opinion of such Bank, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be materially disadvantageous to such Bank), then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) following which (a) such Bank’s Commitment shall be suspended until such time as such Bank may again make and maintain its Loans hereunder and/or (b) if such Requirement of Law shall so mandate, such Bank’s Loans shall be prepaid in full by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Requirement of Law, provided, that if it is lawful for such Bank to maintain its Loans through the last day of the current Interest Period, such payment shall be made on such date.

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5.04. Break-Funding Compensation. The Borrower shall pay to the Administrative Agent for the account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient to compensate it for any loss (other than loss of anticipated profits), cost or expense that such Bank determines is attributable to:

(a) any prepayment of a Loan made by such Bank, or the replacement of a Bank pursuant to Section 5.05(h)(i), for any reason on a date other than the last day of an Interest Period; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 to be satisfied but not including breach by any Bank of its obligations under Section 2.01(a)) to borrow the Loans on the date for the Borrowing specified in the Notice of Borrowing given pursuant to Section 2.02, or to prepay the Loans in accordance with a notice of prepayment under Section 2.06 or 2.07, as applicable.

Such amount or amounts shall be determined by such Bank to be equal to the excess, if any, of (i) the amount of interest calculated at the LIBO Rate for the balance of such Interest Period (or for the Interest Period that would have commenced on the date of such prepayment or Borrowing), over (ii) the amount of interest that such Bank would earn on such principal amount for the balance of such Interest Period (or for such Interest Period) if such Bank were to invest such principal amount for such period at the interest rate that would be bid by such Bank (or an Affiliate of such Bank) for Dollar deposits from other banks in the London interbank market at the commencement of such period. Each Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 5.04, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

5.05. Taxes.

(a) All payments on account of the principal of and interest on the Loans and the Notes, fees and all other amounts payable hereunder by the Borrower to or for the account of the Administrative Agent or any Bank, including, without limitation, amounts payable under paragraph (b) of this Section 5.05, shall be made free and clear of and without reduction or liability for Covered Taxes, unless so required by applicable law, decree or regulation.

(b) The Borrower shall indemnify the Administrative Agent and each Bank against, and reimburse them upon demand for, any Covered Taxes paid at any time by the Administrative Agent or such Bank (as the case may be) and any loss, liability, claim or expense, including interest, penalties, surcharges and reasonable and documented, when possible, legal fees, that the Administrative Agent or such Bank may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Covered Taxes when due.

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(c) In the event that the Borrower, any Person making a payment hereunder on behalf of the Borrower or the Administrative Agent shall be required by applicable law, decree or regulation to deduct or withhold Covered Taxes from any amounts payable on, under or in respect of this Agreement, the Loans, the Notes or the other Loan Documents, the sum payable shall be increased as necessary so that after making all required deductions and withholdings the recipient of such payment receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(d) Upon the request of any Bank, the Borrower shall furnish to such Bank copies, certified by the chief financial officer or the chief accounting officer of the Borrower, of official tax receipts in respect of each payment of Covered Taxes required under this Section 5.05 with respect to such Bank, as soon as practicable after the date such payment or, if appropriate, request is made (and in any event no later than the later of 45 days after such payment and 15 days after such request), and the Borrower shall promptly furnish to such Bank any other information, documents and receipts that such Bank may reasonably require to establish that full and timely payment has been made of all Covered Taxes required to be paid under this Section 5.05 with respect to such Bank.

(e) The Borrower agrees to pay all present and future stamp, court or documentary taxes and any other excise taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by Mexico, or any jurisdiction from which any amount payable hereunder is made, or any municipality or other political subdivision or taxing authority thereof or therein which arises from any payment made by the Borrower hereunder or from the execution, delivery, enforcement or registration of this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Applicable Taxes”).

(f) Each Bank (other than EDC and a Mexican Bank) party to this Agreement on the date hereof represents and warrants to the Borrower that, as of the date hereof, such Bank (i) is registered with the Ministry of Finance as a foreign financial institution for purposes of Article 195(I) of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), the regulations thereunder and any administrative rules issued thereunder and intends to be the effective beneficiary of the interest payable under this Agreement and the Note delivered to such Bank, (ii) is a resident for tax purposes of a country (or the main office of which, if lending through a branch or agency, is resident of a country) with which Mexico has entered into a treaty for the avoidance of double taxation, and complies with the requirements provided in such treaty to apply a reduced withholding tax rate on interest, and (iii) will use reasonable commercial efforts that are within its control to (x) comply with the requirements of such treaty for so long as it provides a reduced withholding tax rate under the Mexican Income Tax Law or such double taxation treaty, (y) file all documentation necessary to maintain its registration with the Ministry of Finance pursuant to Article 195(I) of the Mexican Income Tax Law, so long as such requirement remains applicable, and (z) maintain its status (directly or through its main office, if lending through a branch or agency) as a resident for tax purposes of the country of which it is currently a resident.

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(g) Each Bank and the Administrative Agent (other than EDC and a Mexican Bank) will use all reasonable commercial efforts to provide to the Borrower (or as appropriate, complete and file with the appropriate governmental authority), within 60 days of a written request made by the Borrower, such duly completed form, certification or similar documentation, if any, as is then required under applicable law, regulation or published administrative rule or double taxation treaty to which Mexico is a party, which is in effect, in order to obtain an exemption from (if applicable), or reduced rate of, deduction, payment or withholding in respect of Covered Taxes to which such Bank or the Administrative Agent would be entitled on interest payments made to such Bank or the Administrative Agent pursuant to a tax treaty that is in effect or the law or regulations of the relevant jurisdiction, provided, that neither any Bank nor the Administrative Agent shall have any obligation to provide such form, certification or similar document if, in the reasonable judgment of such Bank or the Administrative Agent, as the case may be, the provision of such form, certification or similar document would be materially disadvantageous to such Bank or the Administrative Agent.

(h) Any Bank (other than EDC and any Mexican Bank) claiming any additional amounts payable pursuant to this Section 5.05, which are in excess of the tax imposed at the lowest rate of withholding that would be otherwise applicable to such Bank and which exceed additional amounts payable on the date hereof for reasons other than a change in applicable law (provided, that such Bank is in compliance with the requirements set forth in paragraph (g) and (i) of this Section 5.05), agrees to use reasonable commercial efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank, provided, that if any Bank is unable to designate a different Applicable Lending Office, then the Borrower may, at its option (without prejudice to Section 5.05(i)), (i) designate an Assignee (which shall be an entity reasonably satisfactory to the Administrative Agent) to replace such Bank in accordance with Section 12.06, which Assignee shall pay or cause to be paid to such Bank the outstanding principal amount of such Bank’s Loans (without a discount) plus accrued interest plus other amounts payable to such Bank hereunder or (ii) subject to giving five Business Days’ notice to the Administrative Agent, without penalty or premium but subject to Sections 2.06 and 5.04 and without giving effect to the sharing provisions of Section 4.07, prepay the principal amount of such Loans, together with accrued interest thereon and all other amounts payable to such Bank hereunder; and in the case of designation of an Assignee, such Bank and Assignee shall deliver to the Administrative Agent and the Borrower a notice of assignment in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Assignee shall agree to be bound by the terms hereof, provided, however, that the failure of any such Bank to execute or deliver such notice of assignment shall not render such assignment invalid and such assignment shall be deemed effective as of the date on which such Assignee pays or causes to be paid to such Bank the amounts specified in clause (i) above.

(i) The Borrower shall not be required to indemnify any Bank or the Administrative Agent or increase the amount payable to any Bank or to the Administrative Agent under paragraphs (a), (b) or (c) of this Section 5.05 for any additional amounts in respect of

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Covered Taxes to the extent that such Covered Taxes or portion thereof would not have been withheld but for the fact that the representation and warranty in paragraph (f) above (or, with respect to EDC, paragraph (j) below) is incorrect with respect to such Bank on the date it was made or the failure of such Bank or the Administrative Agent, as the case may be, to comply with the provisions of paragraphs (f), (g) and (h) (unless such Bank is a Mexican Bank or EDC) of this Section 5.05 (and the obligations of the Borrower under this Section 5.05 are subject to the second sentence of Section 12.06(d)).

(j) EDC represents and warrants to the Borrower that, as of the date hereof, (i) it is registered with the Ministry of Finance as a foreign financial institution for purposes of Article 195(I) of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), the regulations thereunder and any administrative rules issued thereunder and intends to be the effective beneficiary of the interest payable under this Agreement and the Note delivered to it, and (ii) its head office is in Ottawa, Canada. If EDC claims any additional amounts payable pursuant to this Section 5.05 which are in excess of the tax imposed at the lowest rate of withholding that would be otherwise applicable to the Banks (other than EDC and any Mexican Bank), then the Borrower may, at its option (without prejudice to Section 5.05(i)), (i) designate an Assignee (which shall be an entity reasonably satisfactory to the Administrative Agent) to replace EDC in accordance with Section 12.06, which Assignee shall pay or cause to be paid to EDC the outstanding principal amount of EDC’s Loans (without a discount) plus accrued interest plus other amounts payable to EDC hereunder or (ii) subject to giving five Business Days’ notice to the Administrative Agent, without penalty or premium but subject to Sections 2.06 and 5.04 and without giving effect to the sharing provisions of Section 4.07, prepay the principal amount of EDC’s Loans, together with accrued interest thereon and all other amounts payable to EDC hereunder; and in the case of designation of an Assignee, EDC and such Assignee shall deliver to the Administrative Agent and the Borrower a notice of assignment in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Assignee shall agree to be bound by the terms hereof, provided, however, that the failure of EDC to execute or deliver such notice of assignment shall not render such assignment invalid and such assignment shall be deemed effective as of the date on which such Assignee pays or causes to be paid to EDC the amounts specified in clause (i) above.

SECTION 6. CONDITIONS PRECEDENT

6.01. Conditions Precedent to the Borrowing. The obligation of each Bank to make its Loan hereunder is subject to the conditions precedent that (i) the Closing Date shall have occurred on or before the Commitment Termination Date, (ii) the Banks shall be reasonably satisfied with the corporate and legal structure and capitalization of the Borrower and its Principal Subsidiaries (and the Administrative Agent shall be entitled to assume that this condition is deemed satisfied upon the satisfaction of all of the conditions precedent set forth below in this Section 6.01 unless otherwise expressly advised by any Bank prior to such satisfaction), and (iii) the Administrative Agent shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent:

(a) Executed Loan Documents. Each of this Agreement, the Guaranty Agreement and the Security Documents, duly executed and delivered by the Borrower and each of the other parties thereto.

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(b) Notes. The Notes in accordance with Section 2.05.

(c) Governmental Approvals. Certified copies of all licenses, consents and approvals (including without limitation exchange control approvals) of, and filings and registrations with, any Mexican Governmental Authority, and of all third-party consents and approvals, necessary in connection with the making and performance by each Desc Entity of the Loan Documents to which it is a party (including, in the case of the Guarantors, the making and performance by each Guarantor of its aval on the Notes).

(d) Corporate Documents. Certified copies of (i) the estatutos sociales, as amended to date, of the Borrower and each Desc Entity and (ii) powers of attorney of the Borrower and each Desc Entity party to a Loan Document, notarized by a Mexican notary public (including authority for actos de administración, suscripción de títulos de crédito and actos de dominio for each Desc Entity pledging or mortgaging Collateral), authorizing the making and performance by it of the Loan Documents to which it is a party (including, in the case of the Guarantors, the aval on the Notes).

(e) Officer’s Certificate. A certificate, dated the Closing Date, of the Chief Executive Officer or Chief Financial Officer of the Borrower and each Desc Entity party to a Loan Document (and attested to by the Secretary or other senior executive officer of such Person) certifying (i) as to the satisfaction of the conditions set forth in Section 6.02(c) and (ii) as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents on behalf of the Borrower or such Desc Entity.

(f) Opinions of Counsel.

(1) An opinion, dated the Closing Date, of De Ovando y Martínez del Campo, S.C., special Mexican counsel to the Borrower and the Desc Entities, in substantially the form of Exhibit C hereto.

(2) An opinion, dated the Closing Date, of Weil, Gotshal & Manges LLP, special New York counsel to the Borrower and the Desc Entities, in substantially the form of Exhibit D hereto.

(3) An opinion, dated the Closing Date, of Ritch, Heather y Mueller, S.C., special Mexican counsel to the Administrative Agent and the Collateral Agent, in substantially the form of Exhibit E hereto.

(4) An opinion, dated the Closing Date, of Cleary, Gottlieb, Steen & Hamilton, special New York counsel to the Administrative Agent and the Collateral Agent, in substantially the form of Exhibit F hereto.

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(g) Process Agent Acceptance. (i) An instrument duly executed and delivered by the Process Agent dated on or prior to the date hereof pursuant to which it accepts its appointment as Process Agent for the Borrower hereunder and for the Borrower and/or applicable Desc Entity under each other Loan Document that requires such an appointment and (ii) a notarized power of attorney of the Borrower and each Desc Entity party to a Loan Document appointing such Process Agent, granted pursuant to Mexican law; provided that the condition set forth in clause (ii) shall be deemed to have been satisfied if the Administrative Agent shall have received a letter addressed to the Process Agent from each of the Borrower and each Desc Entity party to a Loan Document appointing such Process Agent to act as such on behalf of the Borrower and such Desc Entity, as the case may be, under the relevant Loan Documents.

(h) External Advisor. Evidence of the engagement by the Borrower of the independent consulting firm of internationally-recognized standing required to be engaged pursuant to Section 8.18.

(i) Fees. Evidence of payment by the Borrower of the fees and other amounts then due and payable by the Borrower under Sections 2.03, 5.05(e) and 12.03, provided, that in the case of Section 12.03 the evidence of such payment shall only be required to the extent a statement shall have been submitted to the Borrower at least two Business Days prior to the Closing Date.

(j) Notice of Borrowing. A Notice of Borrowing, complying with the terms of Section 4.05. The Notice of Borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect that the conditions set forth in subparagraphs (1) and (2) of paragraph (c) of Section 6.02 have been fulfilled (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the Closing Date, as of the Closing Date).

(k) Refinanced Debt. A certificate of the Chief Executive Officer or Chief Financial Officer of the Borrower certifying that, on the Closing Date and contemporaneously with the satisfaction of all other conditions specified in Section 6.01, the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (if any) outstanding under the Refinanced Debt shall be paid in full and all commitments thereunder shall be terminated, which notice shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that, in the case of any payments in respect of the Refinanced Debt, such payments shall be deemed paid for purposes of this paragraph (k) to the extent received by the administrative agent, if applicable, with respect to such Refinanced Debt.

(l) Perfection of Security Interest in the Collateral. Evidence that (i) in respect of each mortgage and pledge without transfer of possession covering the Collateral, it shall have been executed and notarized, (ii) in respect of each mortgage, it shall have received a no Lien certificate in connection with the relevant real Property constituting the Collateral and a precautionary notice (aviso preventivo) shall have been filed with the relevant Public Registry of Property and (iii) in respect of each pledge covering stock, it shall have been executed, the

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applicable stock certificates shall have been endorsed and delivered to the Collateral Agent, a notation shall have been made in the applicable stock registry and the Collateral Agent shall have received a certificate issued by the secretary of the relevant Encumbered Entity attaching such notation and setting forth its authority and the correctness of the entry into the stock registry.

(m) Auditor’s Letter. A letter from Deloitte & Touche LLP, in substantially the form of Exhibit H hereto.

(n) Other Documents. An intercreditor agreement duly executed and delivered by the Administrative Agent, each Bank and each Agent and lender under the Other Facilities in form and substance satisfactory to the Administrative Agent and each Bank, and such other documents as the Administrative Agent may reasonably request in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

6.02. Additional Conditions to the Borrowing. The obligation of any Bank to make its Loan hereunder is subject to the further conditions precedent that:

(a) except and to the extent set forth in Schedule IX hereto, since December 31, 2002, no event or circumstance shall have occurred which has had a Material Adverse Effect;

(b) there shall not have occurred a material adverse change in Mexico or the United States and no material disruption of or material adverse change in loan syndication or financial banking or capital market conditions in Mexico, the United States or internationally;

(c) both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof the following statements shall be true:

(1) no Default shall have occurred and be continuing or would result from such Borrowing; and

(2) the representations and warranties made by the Borrower and by each Desc Entity in each Loan Document to which it is a party shall be in all material respects true on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date, or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date;

(d) no law, regulation or decree shall be applicable which, in the reasonable opinion of the Majority Banks, restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby; and

(e) the disbursement of the loans under the Other Facilities shall occur simultaneously with the disbursement of the Loans hereunder.

The Administrative Agent will promptly notify the Borrower and each Bank of the occurrence of the Closing Date.

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SECTION 7. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Banks that:

7.01. Corporate Status. Each of the Borrower and the Principal Subsidiaries (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect, (iv) is in material compliance with all applicable laws and regulations and (v) has good title to all its assets, free and clear of any Liens except for Liens expressly permitted pursuant to Section 9.03.

7.02. Due Authorization, Legality, Etc. Each of the Borrower and the Desc Entities has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party. The execution, delivery and performance by each of the Borrower and the Desc Entities of each of the Loan Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by the Borrower or such Desc Entity have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the estatutos sociales of the Borrower or such Desc Entity, as the case may be, (b) any applicable law, decree, regulation, judgment, award, injunction or similar legal restriction, as now in effect, or (c) any material agreement, instrument or contractual restriction binding on or affecting the Borrower or such Desc Entity or any of its Property, as the case may be, and do not and will not result in the imposition of any Lien on any Property of the Borrower or any of the Principal Subsidiaries, except for the Liens created pursuant to the Security Documents.

7.03. No Additional Authorization Required. No license, consent, authorization or approval or other action by, or notice to or registration or filing with, any Governmental Authority (other than as set forth in Sections 6.01(l) and 8.19), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by each of the Borrower and the Desc Entities of each of Loan Documents to which it is a party or for the legality, validity or enforceability of such Loan Documents (other than as indicated in Section 7.22(b)).

7.04. Legal Effect. This Agreement has been duly executed and delivered by the Borrower and is, and each Note and other Loan Document when duly executed and delivered by the Borrower or the Desc Entities party thereto will be, the legal, valid and binding obligation of the Borrower and such Desc Entities, as the case may be, enforceable against the Borrower or such Desc Entities, as the case may be, in accordance with its terms, except (i) as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) as may be limited by equitable principles of general applicability.

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7.05. Financial Statements.

(a) The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity and changes in financial position for the fiscal year ended on that date, with the opinion thereon of Deloitte & Touche LLP, heretofore furnished to the Banks, are complete and correct in all material respects and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said date and the results of their respective operations for the fiscal year ending on said date, all in accordance with GAAP.

(b) The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of September 30, 2003, and the related consolidated statements of income, stockholders’ equity and changes in financial position for the portion of the fiscal year ended on that date, heretofore furnished to the Banks, are complete and correct in all material respects and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said date and the results of their respective operations for the period ending on said date, all in accordance with GAAP, and the Borrower and its Subsidiaries have no material contingent liabilities or material unusual forward or long-term commitments not disclosed therein.

(c) The unaudited consolidated balance sheets of each Desc Entity and its Consolidated Subsidiaries as of September 30, 2003, and the related consolidated statements of income, stockholders’ equity and changes in financial position for the portion of the fiscal year ended on that date, heretofore furnished to the Banks, are complete and correct in all material respects and fairly present the consolidated financial condition of such Desc Entity and its Consolidated Subsidiaries as at said date and the results of their respective operations for the period ending on said date, all in accordance with GAAP, and such Desc Entity and its Subsidiaries have no material contingent liabilities or material unusual forward or long-term commitments not disclosed therein.

(d) Except and to the extent set forth in Schedule IX hereto, since December 31, 2002, no event or circumstance has occurred that has had or that the Borrower reasonably expects to have a Material Adverse Effect.

7.06. Ranking. The payment obligations of the Borrower hereunder are unconditional, secured (but only to the extent of the Collateral, and otherwise unsecured) and unsubordinated general obligations of the Borrower, and rank and will at all times rank at least pari passu in priority of payment with all other present and future unsecured and unsubordinated Indebtedness of the Borrower, other than statutorily preferred obligations, and will have priority with respect to such unsecured and unsubordinated Indebtedness, other than statutorily preferred obligations, to the extent of the Collateral, except that (i) certain limited labor claims for salaries and indemnities provided for in the Mexican Constitution, and bankruptcy-related expenses, and (ii) in respect of amounts due in excess of the Collateral, other labor claims, claims of tax authorities for unpaid taxes, social security quotas, workers’ housing fund quotas, retirement fund quotas and other secured obligations (to the extent of the value of the relevant collateral)

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will have priority over the claims of the Administrative Agent and the Banks in any bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico (x) in the case of (i), with respect to both the secured and unsecured obligations of the Borrower, and (y) in the case of (ii), with respect to unsecured obligations of the Borrower.

7.07. No Actions or Proceedings. There are no legal or arbitral proceedings, or proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Principal Subsidiaries that (either individually or in the aggregate) (a) could reasonably be expected to have a Material Adverse Effect or (b) purport to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

7.08. Commercial Activity; Absence of Immunity. Each of the Borrower and the Desc Entities is subject to civil and commercial law with respect to its obligations under this Agreement, the Notes and the other Loan Documents to which it is a party and the making and performance of this Agreement, the Notes and such other Loan Documents by each of the Borrower and the Desc Entities constitute private and commercial acts rather than public or governmental acts. None of the Borrower or any Desc Entity is entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit or proceeding, or the service of process in connection therewith, arising under this Agreement, the Notes or the other Loan Documents.

7.09. Taxes. There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Mexico (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (a) on or by virtue of the execution or delivery of this Agreement, the Notes or the other Loan Documents (other than registration fees payable by the Borrower or a Desc Entity relating to the registrations with the relevant Public Registries of Property or Public Registries of Commerce mentioned in Section 6.01(1) above) or (b) on any payment to be made by the Borrower or any Desc Entity, as appropriate, pursuant to this Agreement, the Notes or the other Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of Mexico or by virtue of its having a permanent establishment in Mexico to which income under this Agreement and the Notes is attributable or its Applicable Lending Office being located in Mexico, except for withholding tax on payments by the Borrower or any Desc Entity of interest and fees deemed to be interest to Banks other than Mexican Banks (acting directly and not acting through non-Mexican agencies or branches) and EDC. The Borrower has filed all tax returns required to be filed and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP.

7.10. Full Disclosure. There is no fact (other than matters of a general economic or political nature which do not affect the Borrower or any of its Subsidiaries uniquely) known to the Borrower that has or that could reasonably be expected to have a

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Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Banks for use in connection with the transactions contemplated hereby.

7.11. Environmental Matters. The operations and Property of the Borrower and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.12. Investment Company Act. None of the Borrower or any Desc Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.13. Legal Form. This Agreement is, and each Note and other Loan Document when duly executed and delivered by the Borrower or a Desc Entity will be, in proper legal form under the laws of Mexico for the enforcement thereof against the Borrower or the relevant Desc Entity under such law, and if this Agreement and each Note and other Loan Document (if not stated to be governed by Mexican law) were stated to be governed by such law, it would constitute a legal, valid and binding obligation of the Borrower or such Desc Entity under such law, enforceable in accordance with its terms, except (i) as it would be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) as it would be limited by equitable principles of general applicability. All formalities required in Mexico for the validity and enforceability of this Agreement have been accomplished, and by the Closing Date all formalities required in Mexico for the validity and enforceability of the Notes and the other Loan Documents will have been accomplished, and (except for the registration fees mentioned in Section 7.09 above) no Covered Taxes are required to be paid and, except as set forth in Section 6.01(l), no notarization is required, for the validity and enforceability hereof or thereof, provided that in the event any legal proceedings are brought in the courts of Mexico, a Spanish translation of any non-Spanish documents required in such proceedings needs to be prepared by a court-approved translator and would have to be approved by such court, after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

7.14. Restrictive Agreements. Schedule III hereto contains a complete and correct list of each indenture, credit agreement, loan agreement, shareholders agreement or other agreement to which the Borrower or any of its Subsidiaries is a party that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposing any condition upon, the declaration or payment of dividends or other distributions on any class of stock of any Subsidiary of the Borrower, or loans or advances by or transfers of Property of any Subsidiary of the Borrower to the Borrower, and a brief description of the relevant provisions in such agreement.

7.15. Debt. (a) Schedule IV hereto sets forth a complete and correct list of all Indebtedness of the Borrower and its Consolidated Subsidiaries (other than intercompany Indebtedness among the Borrower and any of its Subsidiaries) having an outstanding principal

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amount in excess of $5,000,000 as of the date hereof, and in the case of secured Indebtedness, such Schedule IV sets forth a description of the security interest granted by the Borrower and/or its Consolidated Subsidiaries, as applicable.

(b) Schedule V hereto sets forth a true and complete list of all intercompany Indebtedness among the Borrower and any of its Subsidiaries outstanding as of October 31, 2003 (including the amounts thereof).

7.16. Solvency. Each of the Borrower and each Desc Entity is, and after giving effect to the making of the Loans and the use of proceeds thereof (but, in the case of each of the Guarantors, without taking into account any liabilities arising from the Guaranty Agreement or the Guarantee provided by such Guarantor in respect of the Other Facilities) will be, Solvent.

7.17. Ownership of the Desc Entities. The Borrower owns, free and clear of Liens, and has the unencumbered right to vote, all of the outstanding shares of Voting Stock of each Desc Entity, except for the shares owned by other Persons in a Desc Entity as indicated in Schedule XV hereto. All of the issued and outstanding capital stock of each Desc Entity is validly issued, fully paid and non-assessable and there are no outstanding Equity Rights with respect to any Desc Entity held by any Person other than the Borrower or its Subsidiaries, except as indicated in Schedule XV hereto. For purposes of this Section 7.17, “Equity Rights” shall mean, with respect to a Desc Entity, any outstanding preemptive rights, subscriptions, options, warrants, commitments or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Desc Entity.

7.18. Compliance with Law. The Borrower and its Subsidiaries are in compliance with all Applicable Law, including rules, regulations and orders of Governmental Authorities (including without limitation IMSS, INFONAVIT and SAR) except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect.

7.19. Use of Proceeds; Compliance with Regulations U and X. The Borrower intends to use the proceeds of the Loans solely for the purposes set forth in Section 2.01(b) (in each case in compliance with all applicable legal and regulatory requirements), provided, that neither the Administrative Agent nor any Bank shall have responsibility as to the use of any such proceeds. Neither the Borrower nor any of the Principal Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Borrower nor any Principal Subsidiary owns or presently intends to acquire, any “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) (the “Regulations”) of the Board of Governors of the Federal Reserve System (“margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock of for any other purpose which might constitute this transaction a “purpose credit” within the meaning of the Regulations.

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7.20. Voluntary Prepayments. The Borrower has not made any voluntary prepayment of any Indebtedness (other than Indebtedness outstanding under a Permitted Working Capital Facility) since December 31, 2002, except as otherwise required in respect of the Refinanced Debt.

7.21. Employee Benefit Plans. The Borrower has no employees or employee benefit plans, and the Principal Subsidiaries with employees are in compliance with their respective obligations relating to all employee benefit plans established, maintained or contributed to by their employees, and none of such Principal Subsidiaries has any outstanding liabilities with respect to any such employee benefit plan, except such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

7.22. Collateral. (a) The Security Documents create valid, enforceable and, when the requirements set forth in Sections 6.01(l) and 8.19 have been satisfied, perfected security interests in the Collateral purported to be covered thereby for the benefit of the Collateral Agent, which security interests secure the Loans. The Liens created by the Security Documents are enforceable as security for the obligations secured thereunder in accordance with their terms with respect to the Collateral, which enforceability is subject only to statutorily preferred obligations and as may be limited by bankruptcy, insolvency or similar laws affecting secured creditors’ rights generally.

(b) No Governmental Approvals or other approvals are required for the sale, lease, transfer or disposition by the Collateral Agent or the Banks of the Collateral, except as have been obtained and are in effect, except that (i) the approval of the National Foreign Commission (Comisión Nacional de Inversión Extranjera) may be needed for foreign investors to acquire assets or shares of a Desc Entity whose total asset value at the time of acquisition exceeds the amount established by such Commission and provided such acquisition results in the direct or indirect participation of foreign investors in the capital of the relevant company in excess of 49%, (ii) such sale may need to be notified to the Federal Competition Commission (Comisión Federal de Competencia) under the Federal Law of Economic Competition (Ley Federal de Competencia Económica) if concentration occurs and/or a minimum threshold amount is exceeded and (iii) a judicial resolution shall be required if judicial foreclosure of the Collateral is sought.

(c) There are no Liens on the Collateral (other than Permitted Collateral Liens), no Person has the right to acquire the Collateral and the Collateral is freely transferable (subject in each case to the provisions of the Security Documents).

7.23. Insurance. Each of the Borrower and the Principal Subsidiaries maintains insurance including, but not limited to, business interruption coverage and public liability coverage insurance from responsible companies in such amounts and against such risks to the Borrower and each Principal Subsidiaries as is consistent and in accordance with industry practice for companies similarly situated owning similar properties in the same general areas in which the Borrower or such Principal Subsidiary operates.

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7.24. Properties. Each of the Borrower and the Principal Subsidiaries has valid and marketable title to all Property owned by it and necessary to its business. Each of the Borrower and the Principal Subsidiaries holds all material licenses, certificates and clearances of municipal and other authorities necessary to own and operate its Properties in the manner and for the purposes currently operated by it. There are no actual or, to the best knowledge of the Borrower, threatened or alleged defaults which, individually or in the aggregate, could have a Material Adverse Effect with respect to any leases of real Property under which the Borrower or any of its Subsidiaries is lessor or lessee.

7.25. Principal Subsidiaries.

(a) The Principal Subsidiaries and the direct and indirect ownership thereof by the Borrower as of the date hereof are as set forth on Schedule XII hereto.

(b) To the extent any Principal Subsidiary is a corporation, the issued and outstanding shares of such Principal Subsidiary have been duly authorized and issued and are fully paid and non-assessable. The ownership interest in each of the Principal Subsidiaries represents a direct or indirect Controlling interest by the Borrower for purposes of directing or causing the direction of the management and policies of each Principal Subsidiary.

7.26. Sale-Leaseback Transactions. There are no individual Sale-Leaseback Transactions of the Borrower and the Principal Subsidiaries having outstanding payment obligations of $5,000,000 or more as of the date hereof, except as described in Schedule XVI hereto.

7.27. Foreign Exchange Regulations. There are no foreign exchange controls or other similar legal restrictions in effect in Mexico that would affect the ability of the Borrower or any Desc Entity, as the case may be, to make interest, principal or other payments under the Loan Documents to which it is a party, or that would restrict the ability of the Borrower or any Desc Entity, as the case may be, to convert Pesos into Dollars (or other foreign currencies) for subsequent payment thereunder.

SECTION 8. AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower covenants and agrees with the Banks and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

8.01. Corporate Existence. The Borrower will, and will cause each of its Principal Subsidiaries to, (i) preserve and maintain its legal existence and (ii) preserve and maintain all of its material rights, privileges, licenses and franchises (provided, that nothing in this Section 8.01 shall prohibit any transaction expressly permitted under Section 9.01, except in either case in the case of a Principal Subsidiary (other than a Desc Entity) where the failure to preserve and maintain the same would not have a Material Adverse Effect.

8.02. Inspection of Property, Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain appropriate books and records in which full, true and

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correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Principal Subsidiaries to, permit representatives of any Bank, the Administrative Agent or the Collateral Agent, during normal business hours and as often as may reasonably be desired at their own cost and expense (unless a Default or Event of Default has occurred and is continuing, in which case such costs and expenses shall be borne by the Borrower) and following reasonable notice (unless a Default or Event of Default has occurred and is continuing, in which case notice shall not be required) and subject to Section 12.17, to examine, copy and make extracts from its books and records, to inspect its Property, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank, the Administrative Agent or the Collateral Agent (as the case may be), provided, that such examinations, inspections and discussions are conducted in a manner that does not interfere with or otherwise interrupt in any material respect the operations of the Borrower or the relevant Principal Subsidiary.

8.03. Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including without limitation IMSS, INFONAVIT and SAR and all Environmental Laws and laws relating to social security) except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

8.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of their respective material obligations and liabilities (including, without limitation, claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien) and pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such obligation, liability, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP and where the failure to pay or discharge such tax, obligation, liability, assessment, charge or levy would not result in a Material Adverse Effect.

8.05. Maintenance of Property; Insurance. The Borrower will, and will cause each of its Principal Subsidiaries to:

(a) maintain all of its Property useful and necessary in the business conducted by the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted; provided, however, that neither the Borrower nor any Subsidiary shall be prevented by this Section 8.05 from discontinuing such operations or disposing of or suspending the maintenance of those Properties which, in the reasonable judgment of the Borrower, are no longer necessary or useful in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and if such discontinuation, disposition or suspension would not result in a Material Adverse Effect; and

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(b) maintain insurance with creditworthy insurance companies against such risks and in such amounts as are usually maintained or insured against in Mexico (and other relevant jurisdictions in which the Borrower or such Subsidiary (as applicable) conducts its operations) by other companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

8.06. Governmental Authorizations. The Borrower will, and will cause the Desc Entities to, promptly from time to time obtain or make and maintain in full force and effect all licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under the laws of Mexico for the making and performance by the Borrower and the Desc Entities of this Agreement, the Notes or the other Loan Documents, as the case may be.

8.07. Reporting Requirements. The Borrower will furnish or cause to be furnished to the Administrative Agent for distribution to each Bank (and in sufficient copies for each Bank):

(a) Annual Financial Statements of the Borrower. As soon as available, and in any event within 120 calendar days after the close of each fiscal year of the Borrower, a balance sheet of the Borrower (i) on a stand-alone basis and (ii) on a consolidated basis with its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and changes in financial position of the Borrower and its Consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, with figures expressed in constant Pesos for such fiscal year, all prepared and reported on in conformity with GAAP with an unqualified opinion thereon of independent certified public accountants of recognized international standing, provided, that such opinion may rely on the opinions of other independent public accountants of recognized international standing to the extent that such other accountants shall have conducted the audits of Consolidated Subsidiaries included in the Borrower’s consolidated financial statements;

(b) Annual Financial Statements of the Desc Entities. As soon as available, and in any event within 120 calendar days after the close of each fiscal year of the relevant Desc Entity, a consolidated balance sheet of such Desc Entities and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and changes in financial position of such Desc Entity and its Consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, with figures expressed in constant Pesos for such fiscal year, all reported on in conformity with GAAP consistently applied and with an unqualified opinion thereon of independent public accountants of recognized international standing, provided, that such opinion may rely on the opinions of other independent public accountants of recognized international standing to the extent that such other accountants shall have conducted the audits of Consolidated Subsidiaries included in such Desc Entity’s consolidated financial statements;

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(c) Quarterly Financial Statements of the Borrower. As soon as available, and in any event within 45 calendar days after the close of each of the first three quarters of each fiscal year of the Borrower and after the close of the last quarter of 2005 of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of each such fiscal quarter and the related consolidated statements of income, stockholders’ equity and changes in financial position of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, and the consolidated statements of changes in financial position, with figures expressed in constant Pesos for such fiscal quarter, all certified as to fairness of presentation and conformity with GAAP by a senior financial officer of the Borrower;

(d) Quarterly Financial Statements of the Desc Entities. As soon as available, and in any event within 45 calendar days after the close of each of the first three quarters of each fiscal quarter of the relevant Desc Entity an unaudited consolidated balance sheet of such Desc Entity and its Consolidated Subsidiaries as at the end of each such fiscal quarter and the related consolidated statements of income, stockholders’ equity and changes in financial position of such Desc Entity and its Consolidated Subsidiaries for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, and the consolidated statements of changes in financial position, with figures expressed in constant Pesos for such fiscal quarter, all certified as to fairness of presentation and conformity with GAAP by a senior financial officer of the Borrower or the relevant Desc Entity;

(e) Officer’s Certificate. Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) through (d) above, a certificate of the Chief Financial Officer or the Chief Accounting Officer of the Borrower (w) setting forth in reasonable detail the calculations required to establish whether the Borrower, as of the last day of the most recently ended fiscal quarter of the Borrower, was in compliance with the requirements of Sections 9.11 through 9.14, inclusive, on the date of such financial statements, (x) listing each Principal Subsidiary as of the date of such financial statements, (y) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (z) with the delivery of the financial statements referred to in paragraph (a) above only, setting forth in reasonable detail the calculations required to determine Excess Cash for purposes of determining compliance with the requirements of Section 2.07(b);

(f) Accountants’ Certificate. Simultaneously with the delivery of the financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements (x) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (y) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to paragraph (e) above;

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(g) Budget. Within 60 calendar days after the close of each fiscal year of the Borrower, an annual budget for the Borrower and its Consolidated Subsidiaries for the next fiscal year (including a balance sheet and consolidated statements of income and changes in financial position on a monthly basis for such fiscal year). In addition, simultaneously with the delivery of each set of financial statements referred to in paragraphs (b) and (c) above, a comparison of the results of the relevant fiscal year or fiscal quarter, as applicable, to the budget for such year or quarter, as applicable, and a brief analysis of any deviations between them.

(h) Notice of Default or Litigation. Promptly, and in any event within three Business Days after an officer of the Borrower obtains knowledge thereof, (i) notice of the occurrence of any event which constitutes a Default or Event of Default and (ii) notice of any litigation or governmental proceeding pending with respect to any Loan Document;

(i) Other Reports and Filings. For so long as securities of the Borrower are held by the public, promptly upon the delivery or filing thereof, copies of all material reports that pursuant to applicable law the Borrower is required to deliver to any of its security holders, and copies of all reports and registration statements that the Borrower or the Desc Entities file with the Securities and Exchange Commission of the United States or any national securities exchange;

(j) Notice of Change in Composition of Subsidiaries. Promptly upon the Borrower’s creating or acquiring any Principal Subsidiary or upon any of its Subsidiaries becoming a Principal Subsidiary after the date hereof, notice thereof and a brief description of the circumstances under which such Principal Subsidiary was created or acquired or otherwise became a Principal Subsidiary;

(k) Notice of Change in Control. Promptly, and in any event within three Business Days after an officer of the Borrower obtains knowledge thereof, notice of a (i) Change in Control or (ii) any action taken or the occurrence of an event that could reasonably be expected to result in a Change of Control;

(l) Material Adverse Effect. Promptly upon the commencement of, or any material adverse development in, any litigation or proceeding against the Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail;

(m) Asset Sales. Within 30 days after the occurrence of each Asset Sale by the Borrower or any of its Subsidiaries (including its Non-strategic Subsidiaries) during each fiscal year of the Borrower, a statement, certified by a senior financial officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the aggregate amount of consideration and Net Available Cash received or to be received by the Borrower or any of its Subsidiaries (whether during the then current fiscal year or any subsequent fiscal year, but without duplication) in respect of such Asset Sale and the amounts of Net Available Cash that the Borrower intends to apply (or has applied) in accordance with Section 2.07; and

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(n) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the business, affairs and financial condition of the Borrower and its Subsidiaries (including the disposition of any Property) as any Bank may reasonably request.

8.08. Ranking. The Borrower will ensure that the payment obligations of the Borrower under this Agreement and the Notes will at all times constitute unconditional, secured (but only to the extent of the Collateral, and otherwise unsecured) and unsubordinated general obligations of the Borrower ranking at least pari passu in priority of payment with all other present and future unsecured and unsubordinated Indebtedness of the Borrower (other than Indebtedness or obligations having priority by operation of law).

8.09. Intercompany Indebtedness. The Borrower will cause all intercompany Indebtedness between the Borrower and any of its Subsidiaries to be evidenced at all times by a note or agreement duly executed and delivered by the borrower under such Indebtedness, which instrument shall be a legal, valid and binding obligation of the borrower thereunder, enforceable against such borrower in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting secured creditors’ rights generally.

8.10. Taxes. The Borrower will, and will cause each of the Principal Subsidiaries to, pay and discharge or cause to be paid and discharged all applicable taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Property or upon any part thereof, when due, as well as all lawful claims for labor, materials and supplies which, if unpaid, might by a Requirement of Law become a Lien upon such Property, provided, however, that none of the Borrower or any of the Principal Subsidiaries will be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien. The Borrower will, and will cause each Principal Subsidiary to, timely file all information returns required by federal, state or local tax authorities.

8.11. Further Assurances. The Borrower will, promptly after receiving notice (or otherwise becoming aware) thereof, cure, or cause to be cured, any defects in the creation and issuance of any of the Notes, defects in the creation and perfection of a first-priority security interest in the Collateral and the execution and delivery of the Loan Documents (including, without limitation, this Agreement), resulting from any acts or failure to act by the Borrower or any of the Principal Subsidiaries or any employee or officer thereof. The Borrower at its expense will promptly execute and deliver to the Administrative Agent, the Collateral Agent and the Banks, or cause to be executed and delivered to the Administrative Agent, the Collateral Agent and the Banks, all such other and further documents, agreements and instruments in compliance with or to achieve compliance with the covenants and agreements in the Loan Documents (including, without limitation, this Agreement) or to correct any omissions in the Loan Documents, or to obtain any consents, all as may be necessary in connection therewith or as may be reasonably requested by the Administrative Agent, the Collateral Agent or any Bank in connection therewith.

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8.12. Use of Proceeds. The Borrower will use the proceeds from the Loans solely to Refinance the Refinanced Debt. Neither the Administrative Agent nor any Bank shall have responsibility as to the use of any of the proceeds of any Loan.

8.13. Ownership of Principal Subsidiaries. The Borrower will at all times own (beneficially and of record), directly or indirectly, a majority of the Voting Stock of each Principal Subsidiary, provided, that this Section 8.13 shall not be construed to restrict any transaction expressly permitted by Section 9.01 or 9.02 (including, without limitation, by reference therein to Section 9.03).

8.14. Additional Guarantors. (a) In the event and to the extent that the existing contractual limitations relating to the Guarantee by any Joint Venture Entity no longer apply and all or substantially all of the capital stock or other interests, if any, evidencing ownership rights in such Joint Venture Entity are owned directly or indirectly by the Borrower, the Borrower promptly will (i) cause such Joint Venture Entity and its Subsidiaries that are not separately Joint Venture Entities to Guarantee the Indebtedness hereunder by duly executing and delivering an Assumption Agreement substantially in the form attached as Annex I to the Guaranty Agreement and (ii) deliver or cause to be delivered to the Administrative Agent an opinion of counsel or counsels to such Guarantor or Guarantors, addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent.

(b) In the event that a new Subsidiary of the Borrower (other than a new Joint Venture Entity created pursuant to a Permitted Joint Venture) is formed, then the Borrower promptly will (i) cause such Subsidiary to Guarantee the Indebtedness hereunder by duly executing and delivering an Assumption Agreement substantially in the form attached as Annex I to the Guaranty Agreement and (ii) deliver or cause to be delivered to the Administrative Agent in connection therewith an opinion of counsel or counsels to such Guarantor, addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and in such jurisdictions reasonably acceptable to legal counsel or counsels to the Administrative Agent and the Collateral Agent; provided that this paragraph (b) shall only apply at such time as the Borrower or any Subsidiary of the Borrower has made Investments in such Subsidiary (in the aggregate) in excess of $5,000,000.

8.15. Additional Encumbered Entities. (a) In the event that any partner in a Joint Venture Entity grants a Lien on its capital stock or other ownership interests, if any, in such Joint Venture Entity, the Borrower will use its reasonable best efforts to obtain the consent of such partner to the pledge by the Borrower to the Collateral Agent of all capital stock or other interests, if any, evidencing ownership rights owned by the Borrower or its Subsidiaries in such Joint Venture Entity.

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(b) (i) In the event that the consent of a partner in a Joint Venture Entity is obtained pursuant to paragraph (a) above, or (ii) in the event and to the extent the existing contractual limitations relating to the pledge by the Borrower and/or its Subsidiaries of all the capital stock and other interests, if any, evidencing ownership rights owned by them in any Joint Venture Entity cease to apply, or (iii) in the event the Borrower and/or its Subsidiaries acquire all or substantially all of the capital stock or other interests, if any, evidencing ownership rights in any such Joint Venture Entity, or (iv) in the event a Subsidiary becomes a Guarantor pursuant to Section 8.14(b), the Borrower promptly will (A) grant and/or cause its relevant Subsidiaries to grant the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a perfected first-priority security interest in all capital stock or other interests, if any, evidencing ownership rights owned by the Borrower or its Subsidiaries in such Joint Venture Entity and its Subsidiaries that are not separately limited by existing contractual restrictions (unless the capital stock or other interests, if any, evidencing ownership rights in such Joint Venture Entity (in the aggregate) have a book value of less than $5,000,000 at such time) by duly executing and delivering a security agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (B) cause any of its Subsidiaries that are granting a security interest pursuant to clause (A) above to accede to the terms of the Collateral Agency Agreement (to the extent not already a party thereto) by duly executing and delivering an Assumption Agreement substantially in the form attached as Annex I to the Collateral Agency Agreement, (C) deliver or cause to be delivered to the Administrative Agent in connection therewith an opinion of counsel or counsels to the pledgor and the Encumbered Entity addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent and (D) take and/or cause its relevant Subsidiaries to take all actions necessary or reasonably requested by the Collateral Agent (including executing and delivering all documents and instruments necessary or appropriate for the filing and/or recording thereof in all applicable jurisdictions) to perfect the first priority Lien in such capital stock and other ownership interests and shall pay all taxes, fees and other charges (including registration fees) then payable in connection with such perfection.

(c) In the event that the Borrower directly or indirectly acquires all or substantially all of the capital stock and other ownership interests, if any, in Corfuerte, the Borrower will use its reasonable efforts to obtain the consent of Grupo Gavaldón (or any other Person a shareholder therein at such time) to the pledge by Corfuerte of its capital stock and other ownership interests, if any, in each of Nair Industrias, S.A. de C.V. (or its successor) and Pesquera Nair, S.A. de C.V. (or its successor) (the “Corfuerte Subsidiaries”), and, to the extent such consent is obtained, the Borrower promptly will (i) cause Corfuerte to grant the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a perfected first-priority security interest in all capital stock or other interests, if any, evidencing ownership rights owned by Corfuerte in each of the Corfuerte Subsidiaries by duly executing and delivering a security agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (ii) cause Corfuerte to accede to the terms of the Collateral Agency Agreement by duly executing and delivering an Assumption Agreement substantially in the form attached as Annex I to the Collateral Agency Agreement, (iii) deliver or cause to be delivered to the Administrative Agent in connection therewith an opinion of counsel or counsels to Corfuerte and

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the Corfuerte Subsidiaries addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent and (iv) take and/or cause Corfuerte to take all actions necessary or reasonably requested by the Collateral Agent (including executing and delivering all documents and instruments necessary or appropriate for the filing and/or recording thereof in all applicable jurisdictions) to perfect the first priority Lien in such capital stock and other ownership interests and shall pay all taxes, fees and other charges (including registration fees) then payable in connection with such perfection.

8.16. Upstreaming. If and to the extent necessary in order for the Borrower to comply with Section 2.07(a), the Borrower will cause its Subsidiaries to make available to it as soon as is possible, but in any event within 15 days after received by or on behalf or on account of such Subsidiary (first by the repayment of intercompany Indebtedness and second by dividend or otherwise), to the maximum extent permitted by applicable law and by the contractual provisions in effect on the date hereof and described in Schedule III hereto, an amount equal to any Proceeds received that, but for the proviso in Section 2.07(a) (other than the limitation in clause (B)(i) thereof relating to the ownership interest of the Borrower in such Subsidiary), would be required to be used by the Borrower to make a mandatory prepayment of Loans.

8.17. Powers of Attorney. To the extent the Borrower or a Desc Entity does not deliver its notarized power of attorney described in Section 6.01(g)(ii) on or prior to the Closing Date, the Borrower will, or will cause the relevant Desc Entity to, so deliver it to the Administrative Agent no later than 30 days following the Closing Date.

8.18. Business Strategy.

(a) The Borrower will engage an independent consulting firm of internationally-recognized standing on or prior to the Closing Date and will work with such firm in order to (i) analyze and evaluate the business of the Borrower and its Subsidiaries (and to explore potential sources of non-operating cash and cost and expense savings) to enable the Borrower to develop a new strategic plan for it and its Subsidiaries, (ii) enable the Borrower to revise the existing financial projections to take into account such new strategic plan, and (iii) furnish to the Administrative Agent for distribution to each Bank (and in sufficient copies for each Bank), no later than May 31, 2004, a copy of the revised financial projections developed by the Borrower in accordance with clause (ii) above and a report of such consulting firm describing in reasonable detail the results of the work required by clause (i) above and containing an analysis of, and the views expressed by, such firm of the revised financial projections developed by the Borrower.

(b) The Borrower will use its commercially reasonable efforts to implement the new strategic plan upon which the report delivered pursuant to clause (iii) of paragraph (a) above was based.

8.19. Filings. As promptly as possible, but in any event (A) on the first day immediately following the Closing Date on which the relevant Public Registry of Property or Public Registry of Commerce, as the case may be, is open for business, the Borrower will (i) file

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with the relevant registry the precautionary notice (aviso preventivo) relating to the execution and formalization of each mortgage and pledge without transfer of possession covering the Collateral in accordance with applicable law and (ii) deliver to the Administrative Agent a letter issued by the relevant Notary Public confirming that such filing has been made and (B) by January 12, 2004, the Borrower will (i) file each mortgage and pledge without transfer of possesion covering the Collateral with the relevant Public Registry of Property or Public Registry of Commerce, as the case may be, and (ii) deliver evidence of such filings to the Administrative Agent. In addition, the Borrower will deliver to the Collateral Agent and the Administrative Agent, the deed (primer testimonio) of each such mortgage and pledge without transfer of possesion duly recorded with the relevant Public Registry of Property or Public Regitsry of Commerce promptly following receipt thereof.

SECTION 9. NEGATIVE COVENANTS

9.01. Fundamental Changes. The Borrower will not, and will not permit any of its Principal Subsidiaries to, (a) wind-up, liquidate or dissolve its affairs or merge, consolidate or otherwise combine with any other Person or (b) sell, lease or convey or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its Property (other than, in the case of any Desc Entity that is a Principal Subsidiary solely by virtue of the first proviso in the definition of Principal Subsidiary, any sale, lease conveyance or disposition expressly permitted in Section 9.02), unless (i) (A) the Borrower will be the continuing corporation or (B) in the case of a merger, consolidation or other combination among a Principal Subsidiary and any other Person, each of the following conditions shall be met: (1) a Principal Subsidiary or the Borrower will be the successor corporation, (2) except where the Borrower is the surviving corporation, the Borrower’s direct or indirect ownership interest in the surviving Principal Subsidiary immediately after giving effect to such transaction shall be at least equal to the Borrower’s direct and indirect ownership interest in the Principal Subsidiary merging into the surviving Principal Subsidiary immediately prior to giving effect to such transaction and (3) to the extent such merger, consolidation or other combination involves a Desc Entity that is not the surviving corporation, the surviving corporation is a Mexican corporation or a corporation organized under the laws of one of the states of the United States and shall have expressly assumed the obligations of such Desc Entity under Loan Documents to which such Desc Entity is a party, (ii) immediately after giving effect to such merger, consolidation, combination, sale, lease or conveyance (including any Incurrence of Indebtedness in connection therewith) (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrower would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Borrower immediately prior to such transaction, and (iii) the Borrower has delivered to the Administrative Agent and Collateral Agent an opinion from special New York counsel to the Borrower to the effect that the conditions set forth in clauses (i) and (ii) of this Section 9.01 have been satisfied and (if applicable) the surviving Principal Subsidiary has validly assumed all of the obligations of the relevant Desc Entity under the Loan Documents to which it is a party. Each agreement or instrument (including each legal opinion) required by this Section 9.01 shall be executed and delivered by the obligor in a form reasonably satisfactory to the Administrative Agent and Collateral Agent.

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9.02. Asset Dispositions.

(a) Limitations on Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, effect any Equity Issuance of its Subsidiaries or any Asset Sale unless:

(i) no Default or Event of Default exists and is continuing or would result therefrom; provided that this clause (i) shall not apply to Receivables Sales;

(ii) the Borrower or such Subsidiary receives consideration at the time of such Asset Sale or Equity Issuance, as the case may be, at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Borrower, of the Property sold or transferred, such Asset Sale or Equity Issuance, as the case may be, is on arm’s-length terms, at least 70% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash or Cash Equivalents and is paid at the time of such Asset Sale or Equity Issuance, as the case may be, or within 30 days thereafter and any consideration therefor that is not received in the form of cash or Cash Equivalents is paid in cash or Cash Equivalents by no later than one year after such Asset Sale or Equity Issuance, as the case may be; provided that this clause (ii) shall not apply to any Asset Sale of or by a Non-Strategic Subsidiary so long as such Asset Sale is on arm’s-length terms and conducted in a commercially reasonable manner, as determined in good faith by the Borrower;

(iii) any Net Asset Sale Proceeds or Net Equity Issuance Proceeds in respect of such Asset Sale or Equity Issuance, as the case may be, are applied in accordance with Section 2.07;

(iv) any Net Available Cash in respect of such Asset Sale or Equity Issuance, as the case may be, that would otherwise be required to be applied in accordance with Section 2.07 is applied in the manner specified or referenced in the definition of Net Asset Sale Proceeds or Net Equity Issuance Proceeds, respectively;

(v) the Borrower is in compliance with the provisions of Sections 9.11, 9.12, 9.13 and 9.14 upon giving pro forma effect to such Asset Sale or Equity Issuance, as the case may be, (assuming that (A) for purposes of such calculation with respect to Section 9.11, such Asset Sale or Equity Issuance, as the case may be, was consummated on the first day of the current fiscal quarter and (B) for purposes of such calculation with respect to Section 9.13, such Asset Sale or Equity Issuance, as the case may be, was consummated on the first day of the prior fiscal quarter); and

(vi) the prior written consent of the Majority Banks has been obtained with respect to any Asset Sale (other than Receivables Sales) if the aggregate consideration received in respect of all Asset Sales (other than Receivables Sales, and taking into account the consideration to be received in respect of such Asset Sale) in the current Agreement Year (after the deduction of any Net Available Cash in respect of Asset Sales that is treated as Net Proceeds (without any reinvestment of such proceeds in accordance with the definition of Net Asset Sale Proceeds) and applied in accordance with Section 2.07 in such Agreement Year) exceeds the

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Maximum Reinvestment Amount unless all Net Available Cash in respect of such Asset Sale is treated as Net Proceeds (without any reinvestment of such proceeds in accordance with the definition of Net Asset Sale Proceeds) and applied in accordance with Section 2.07.

(b) Limitation on Sale-Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction unless the Borrower or such Subsidiary could incur a Lien on the Property the subject of such Sale-Leaseback Transaction (A) to secure Indebtedness in an amount equal to the Attributable Debt relating to such Sale-Leaseback Transaction under Section 9.03(o) or (B) pursuant to Section 9.03(c).

(c) Limitations on the Disposition of Collateral. Notwithstanding anything to the contrary herein, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (A) effect any Asset Sale (whether or not it is in the ordinary course of business) of any Property of the Borrower or any of its Subsidiaries that is Collateral or (B) effect any Asset Sale (other than in the ordinary course of business, but, and for the avoidance of doubt, any contribution of Property to another Person as a capital contribution or otherwise shall not be considered in the ordinary course of business) of any Property underlying any accounts receivable that constitute Collateral unless:

(i) no Default or Event of Default exists and is continuing or would result therefrom;

(ii) the Borrower or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Borrower, of the Property sold or transferred, such Asset Sale is on arm’s-length terms and at least 70% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash or Cash Equivalents and is paid at the time of such Asset Sale or within 30 days thereafter and any consideration therefor that is not received in the form of cash or Cash Equivalents is pledged to the Collateral Agent in accordance with clause (iv)(1)(z) below as if it were repaired or replaced Property;

(iii) the Borrower is in compliance with the provisions of Sections 9.11, 9.12, 9.13 and 9.14 upon giving pro forma effect to such Asset Sale (assuming that (1) for purposes of such calculation with respect to Section 9.11, such Asset Sale was consummated on the first day of the current fiscal quarter and (2) for purposes of such calculation with respect to Section 9.13, such Asset Sale was consummated on the first day of the prior fiscal quarter); and

(iv) either (1)(v) the proceeds of all such Asset Sales that are made during any Agreement Year (including any consideration in respect of such Asset Sale that has not been received in the form of cash or Cash Equivalent which, for purposes hereof, shall be deemed received in the Agreement Year in which such Asset Sale is made) and not applied in accordance with clause (2) of this clause (iv) does not exceed $20,000,000, (w) the proceeds of all such Asset Sales (other than those from an Asset Sale of any Equity Collateral) that are made during any Agreement Year (including any consideration in respect of such Asset Sale that has not been received in the form of cash or Cash Equivalent which, for purposes hereof, shall be deemed

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received in the Agreement Year in which such Asset Sale is made) and not applied in accordance with clause (2) of this clause (iv) does not exceed $10,000,000, (x) the Borrower is in compliance with paragraph (a)(vi) of this Section 9.02 (taking into account the consideration received in respect of such Asset Sale), (y) all the proceeds of such Asset Sale not applied in accordance with clause (2) of this clause (iv) (including any consideration in respect thereof that has not been received in the form of cash or Cash Equivalents) are applied in the manner specified in the definition of Net Asset Sale Proceeds (and the time period set forth therein for such application shall apply to any such consideration that has not been received in the form of Cash Equivalents as if cash had been received on the date such Asset Sale is made) and (z) once applied in accordance with clause (y), if applicable, the Borrower promptly (a) grants and/or causes its relevant Subsidiaries to grant the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a perfected first-priority security interest in such repaired or replaced Property by duly executing and delivering a security agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (b) causes any of its Subsidiaries that are granting a security interest pursuant to clause (a) above to accede to the terms of the Collateral Agency Agreement (to the extent not already a party thereto) by duly executing and delivering an Assumption Agreement substantially in the form attached as Annex I to the Collateral Agency Agreement, (c) delivers or causes to be delivered to the Administrative Agent an opinion of counsel or counsels to the pledgor of such Property addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent and (d) takes and/or causes its relevant Subsidiaries to take all actions necessary or reasonably requested by the Collateral Agent (including executing and delivering all documents and instruments necessary or appropriate for the filing and/or recording thereof in all applicable jurisdictions) to perfect the first priority Lien in such Property and shall pay all taxes, fees and other charges (including registration fees) then payable in connection with such perfection or (2) all the proceeds of such Asset Sale (without any reinvestment of such proceeds in accordance with the definition of Net Asset Sale Proceeds) shall be treated as Net Proceeds and shall be applied in accordance with Section 2.07.

(d) Insurance Proceeds. Notwithstanding anything to the contrary herein, all insurance proceeds received by or on behalf or for the account of the Borrower or any of its Subsidiaries (including to the extent received by the Collateral Agent) in respect of any Property of the Borrower or such Subsidiary that is Collateral (without any reinvestment of such proceeds in accordance with the definition of Net Asset Sale Proceeds) shall, so long as no Event of Default exists and is continuing, be treated as Net Proceeds and shall be applied in accordance with Section 2.07 unless:

(i) the aggregate insurance proceeds received by or on behalf or for the account of the Borrower or any of its Subsidiaries (including to the extent received by the Collateral Agent) in respect of any Property of the Borrower or any of its Subsidiaries that is Collateral during any Agreement Year (excluding any insurance proceeds in respect of Property of Pistones Moresa, S.A. de C.V. and Pintura Estampado y Montaje, S.A. de C.V.) and that are not so applied in accordance with Section 2.07 do not exceed $10,000,000;

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(ii) such insurance proceeds (including any insurance proceeds in respect of Property of Pistones Moresa, S.A. de C.V. and Pintura Estampado y Montaje, S.A. de C.V.) are applied in the manner specified in the definition of Net Asset Sale Proceeds; and

(iii) once applied in accordance with clause (iii), if applicable, the Borrower promptly will (A) grant and/or cause its relevant Subsidiaries to grant the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a perfected first-priority security interest in such repaired or replaced Property by duly executing and delivering a security agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (B) cause any of its Subsidiaries that are granting a security interest pursuant to clause (A) above to accede to the terms of the Collateral Agency Agreement (to the extent not already a party thereto) by duly executing and delivering an Assumption Agreement substantially in the form attached as Annex I to the Collateral Agency Agreement, (C) deliver or cause to be delivered to the Administrative Agent an opinion of counsel or counsels to the pledgor of such Property addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent and (D) take and/or cause its relevant Subsidiaries to take all actions necessary or reasonably requested by the Collateral Agent (including executing and delivering all documents and instruments necessary or appropriate for the filing and/or recording thereof in all applicable jurisdictions) to perfect the first priority Lien in such Property and shall pay all taxes, fees and other charges (including registration fees) then payable in connection with such perfection.

9.03. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any of its Property whether now owned or hereafter acquired, other than, subject to the proviso below, Liens created under one or more of the following circumstances (“Permitted Liens”):

(a) Liens existing on the date hereof that, to the extent they secure Indebtedness or exist in respect of any individual Property with a book value in excess of $1,000,000, are listed on Schedule XIII hereto (each, an “Existing Lien”);

(b) any Lien on any Property (including shares of capital stock) existing at the time of acquisition thereof (including by means of a merger or consolidation), provided that such Lien shall not be created as a result of, in connection with or in anticipation of such acquisition and shall not attach to any Property (including shares of capital stock) other than those so acquired (a “Pre-Existing Lien”);

(c) any Lien that replaces, renews or extends one or more Existing Liens or Pre-Existing Liens, provided that such replacement Lien (A) shall be created within 180 days after the earliest expiration of the Lien or Liens being replaced, (B) shall not secure Indebtedness in an amount exceeding the amount of Indebtedness secured by the Lien or Liens being replaced (adjusted, if Peso-denominated, to reflect constant Pesos as of the incurrence date of the replacement Lien and, if such replacement Lien secures Dollar-denominated Indebtedness, calculated in Dollars after such adjustment) and (C) shall not attach to Property other than those to which the Lien or Liens being replaced is attached;

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(d) any Lien securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as is required by GAAP, shall have been made;

(e) any Lien incurred or deposit made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(f) any statutory Lien of a landlord or Lien of a carrier, warehouseman, mechanic, materialman or employee incurred in the ordinary course of business for a sum not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as is required by GAAP, shall have been made;

(g) Liens incurred on deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, performance and return-of-money bonds, government contracts, account agreements with financial institutions, banker’s acceptances and other obligations of a like nature incurred in the ordinary course of business;

(h) any judgment Lien securing an amount not exceeding $10,000,000 if (i) the judgment secured thereby is discharged, or execution thereof is stayed pending appeal, within 180 days after the entry thereof and (ii) if stayed pending appeal, such judgment is discharged within 180 days after the expiration of any such stay;

(i) any Lien existing under any agreement of the kind described in clause (iii) of the definition of Permitted Debt, provided that such Lien secures only Indebtedness existing under such agreement and covers only (1) the Property represented by such agreement or (2) cash or Cash Equivalents not to exceed $5,000,000;

(j) any Lien on Property of a Non-strategic Subsidiary securing obligations of such Non-strategic Subsidiary;

(k) any Lien on Property of a Subsidiary of the Borrower securing obligations owed by such Subsidiary solely to the Borrower or a Guarantor, and any Lien on Property of a Subsidiary of the Borrower that is not a Desc Entity securing the obligations owed by such Subsidiary solely to the Borrower or a Desc Entity;

(l) any Lien incurred or deposits made (including escrow or similar arrangements) to secure indemnity obligations in respect of the disposition of any business or Property of the Borrower or any of its Subsidiaries, provided that the Property subject to such Lien shall not have a fair market value in excess of 10% of the consideration received by the Borrower and its Subsidiaries in connection with such disposition and such Lien is released by no later than one year after such disposition;

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(m) any easement, right-of-way, municipal or zoning ordinance or similar charge, or any title defect or similar irregularity, that does not materially impair the marketability or usefulness of the Property subject thereto;

(n) Liens created under the Security Documents; and

(o) any Lien securing Indebtedness of the Borrower or any of its Subsidiaries in an amount that shall not, when added to the amount of (A) all other Indebtedness of the Borrower and its Subsidiaries then secured by Liens otherwise prohibited by this Section 9.03 but for this paragraph (o) plus (B) all Attributable Debt of the Borrower and its Subsidiaries then outstanding and prohibited by Section 9.02(b) but for the exception described in clause (A) thereof, exceed, at the time such Lien is incurred, an amount equal to 5% of Consolidated Total Assets; provided, that the aggregate amount of Indebtedness (including any Attributable Debt) of the Borrower and its Subsidiaries secured by Liens permitted by this paragraph (o) shall not at any time exceed $15,000,000.

Notwithstanding anything to the contrary in this Section 9.03, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any of the Collateral other than Permitted Collateral Liens.

9.04. Transactions With Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with an Affiliate of the Borrower (other than the Borrower or any of its Subsidiaries or any employee stock ownership plan for the benefit of employees of the Borrower or any of its Subsidiaries), except upon commercially reasonable terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those which might be obtained in a comparable arm’s length transaction at the time from a Person which is not such an Affiliate.

9.05. Line of Business. The Borrower will not, and will not permit any of its Principal Subsidiaries to, make any material change in the nature of its business as conducted on the date hereof; provided, that the Borrower or any Principal Subsidiary may discontinue a business activity or business operation pursuant to a resolution of the Board of Directors of the Borrower or such Principal Subsidiary, as the case may be, to so discontinue such business activity or business operation (which resolution shall have been made in good faith), if in the reasonable judgment of such Board such discontinuance of such business activity or business operation is desirable in the conduct of the business of the Borrower or Principal Subsidiary (as applicable), and not disadvantageous in any material respect to any Bank; provided further that, a Desc Entity that is a Principal Subsidiary solely by virtue of the first proviso in the definition of Principal Subsidiary also may make a material change in the nature of its business pursuant to a resolution of the Board of Directors of such Desc Entity to so change the nature of its business (which resolution shall have been made in good faith), if in the reasonable judgment of such Board such business is desirable in the conduct of the business of such Desc Entity, and not disadvantageous in any material respect to any Bank; provided, however, that this Section 9.05

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shall not be construed to restrict any transaction expressly permitted by Section 9.02 (including, without limitation, by reference therein to Section 9.03). Subsidiaries of the Borrower that are not Principal Subsidiaries may discontinue or otherwise make material changes in their lines of business.

9.06. Accounting Changes. The Borrower will not make or allow, or permit any of its Subsidiaries to make or allow, any material change in accounting policies or reporting practices, except as required to comply with GAAP or applicable law or regulation, or as permitted by GAAP.

9.07. Dividends, Etc.

(a) No Restrictions. The Borrower will not permit any of its Subsidiaries to enter into, create, assume or suffer to exist any indenture, agreement or other contractual arrangement (except as disclosed on Schedule III hereto) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes any condition upon, (i) the declaration or payment of Dividends by, or the making of loans or advances by, or the transfer of Property of, any Subsidiary of the Borrower to the Borrower or the Guarantors or (ii) the ability of the Borrower to make a mandatory prepayment as and when required pursuant to Section 2.07.

(b) Dividends. (i) The Borrower may not declare any Dividends unless no more than $239,450,000 and Pesos 650,000,000 is outstanding under this Agreement and the Peso Facility, respectively, and the Consolidated Net Indebtedness to Consolidated EBITDA Ratio has not exceeded 3.0 to 1.0 for the previous four consecutive quarters; and

(ii) The Borrower will not permit any of its Subsidiaries to declare any Dividends (A) while intercompany Indebtedness to such Subsidiary shall then be outstanding (except to the extent required to comply with existing covenants of the Borrower and its Subsidiaries as disclosed in Schedule III hereto) other than in the case of Subsidiaries wholly-owned by the Borrower and (B) unless the capital stock or other ownership interests held by the Borrower or a Subsidiary of the Borrower in a non-wholly owned Subsidiary are not treated in a manner less favorable than that held by another person or entity in such non-wholly owned Subsidiary except solely to reflect differences in ownership percentages.

Notwithstanding the foregoing, the Borrower will not, in any event, pay Dividends if, on the date of such payment and after giving effect thereto, (i) a Default or Event of Default has occurred and is continuing or (ii) the Borrower is not in pro forma compliance with Sections 9.11 through 9.14.

9.08. Limitations on Prepayments of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, make any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness prior to the date such Indebtedness is scheduled to mature in accordance with its original terms (including, without limitation, by way of depositing with the trustee or Person fulfilling a similar function with respect to such Indebtedness money or securities prior to the date such Indebtedness is scheduled to mature in

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accordance with its original terms for the purpose of paying it when due) or make any payment in violation of any subordination terms of any Indebtedness, other than in respect of (w) the Loans (and, to the extent done in accordance Section 2.07, the Peso Facility), (x) any Indebtedness under a Permitted Working Capital Facility that would constitute Excluded Debt, (y) any intercompany Indebtedness and (z) the UDI Bonds or the Guaranteed Notes in connection with a refinancing thereof that would constitute Excluded Debt.

9.09. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments, other than:

(i) Investments outstanding on the date hereof that, to the extent not in a Subsidiary of the Borrower, are identified in Schedule VI hereto (and any renewals or extensions thereof that do not increase the amount outstanding thereunder), and Investments made pursuant to commitments in existence as of the date hereof and described on Schedule VI hereto;

(ii) operating deposit, checking and other customary accounts with banks;

(iii) Permitted Investments;

(iv) Investments by the Borrower and its Subsidiaries in the Borrower and wholly-owned Subsidiaries of the Borrower (other than Non-strategic Subsidiaries), including an Investment in a Subsidiary of the Borrower that directly results in such Subsidiary becoming wholly-owned by the Borrower;

(v) Investments by the Borrower and its Subsidiaries in non-wholly owned Subsidiaries of the Borrower (other than Non-strategic Subsidiaries) but only to the extent such Investments are made in proportion to the direct or indirect ownership percentage of the Borrower and its Subsidiaries in such Subsidiary and (except in the case of Dynasol Elastómeros, S.A. de C.V. to the extent required to comply with covenants applicable thereto as of the date hereof) only in the case that any third party owner of such Subsidiary invests proportionately in such Subsidiaries and, to the extent such Subsidiary is subject to mandatory dividend requirements, such Investment will only be in the form of an equity Investment;

(vi) Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning and not for speculative purposes;

(vii) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(ix) Investments received in connection with any Asset Sale to the extent permitted pursuant to Sections 9.02(a) and 9.02(c);

(x) loans or advances to employees in the ordinary course of business;

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(xi) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower and effected in the ordinary course of business;

(xii) Investments constituting Indebtedness, but solely to the extent the terms and conditions of this Agreement have otherwise been complied with relating to the Incurrence of such Indebtedness (including, without limitation, Section 2.07);

(xiii) Investments constituting Liens and permitted under Section 9.03 of this Agreement;

(xiv) Investments in accounts receivable, payment intangibles, chattel paper, notes receivables and similar items arising or acquired in the ordinary course of business consistent with past practice;

(xv) Investments in an outstanding amount not exceeding $5,000,000 at any time after the Closing Date; and

(xvi) Investments by any Subsidiary of the Borrower that is a Guarantor and an Encumbered Entity in the capital stock, rights or other interests, if any, evidencing ownership or first priority rights in a Person (including a trust) in connection with a sale or disposition by a Subsidiary of the Borrower to such Person of real Property in the ordinary course of business; provided that (A) such Subsidiary (or, in the case of any accounts receivable described in clause (i), the Subsidiary of the Borrower that has sold or disposed of the real Property) has (i) granted the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a perfected first-priority security interest in all capital stock, rights or other interests, if any, evidencing ownership or first priority rights owned by such Subsidiary in such Person and, to the extent not already pledged as Collateral, all accounts receivable of a Subsidiary of the Borrower that arise in respect of the sale or disposition of real Property to which such Investment relates, by duly executing and delivering a security agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (ii) delivered to the Administrative Agent in connection therewith an opinion of counsel or counsels to the pledgor addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent and (iii) taken all actions necessary or reasonably requested by the Collateral Agent (including executing and delivering all documents and instruments necessary or appropriate for the filing and/or recording thereof in all applicable jurisdictions) to perfect the first priority Lien in such capital stock, rights and other ownership interests or rights in any such accounts receivable and shall pay all taxes, fees and other charges (including registration fees) then payable in connection with such perfection, (B) there are no Liens on the Collateral pledged in accordance with clause (A) above, no Person has the right to acquire such Collateral and such Collateral is freely transferable (subject in each case to the provisions of the Security Documents and subject to a right of first offer granted to the third party that owns the remaining capital stock or other interests, if any, evidencing ownership or first priority rights in the Person whose interests are pledged), (C) the outstanding amount of such Investment (whether in the form of capital stock or rights) does not exceed 20% of the

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consideration received by the Borrower and/or its Subsidiaries in connection with such sale or disposition, (D) such Investment is made at fair market value as determined in good faith by the Borrower and on arm’s-length terms and in a Person (including a trust) that is Controlled or the majority of the rights of which are owned, as the case may be, by an unrelated bona fide third party, and (E) the sale or disposition of real Property to which such Investment relates was made pursuant to an agreement that provides for transfer of the Property with retention of title (reserva de dominio) or another arrangement having a similar effect in respect of title to such Property.

9.10. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make Capital Expenditures (in the aggregate) that exceed $60,000,000 in fiscal year 2003, $75,000,000 in fiscal year 2004, $90,000,000 in fiscal year 2005 and $50,000,000 in each of fiscal years 2006, 2007 and 2008; provided, that the limit for any of fiscal years 2006, 2007 and 2008 shall be subject to increase to $90,000,000 for such fiscal year if the ratio of Consolidated Net Indebtedness at the end of the prior fiscal year to Consolidated EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Borrower is less than 3.0 to 1.0; and provided further that (i) any amounts received and invested in accordance with the definition of Permitted Joint Venture in connection with an Equity Issuance by a Subsidiary of the Borrower to a Person that is not the Borrower or an Affiliate of the Borrower and (ii) any cash contributed as capital to a Subsidiary of the Borrower by a Person that is not the Borrower or an Affiliate of the Borrower and applied in accordance with the definition of Permitted Joint Venture in the same manner as if it had been an Equity Issuance by such Subsidiary shall not be included in the computation of Capital Expenditures pursuant to this Section.

9.11. Interest Coverage. The Borrower will not permit the Interest Coverage Ratio to be less than the following respective ratios for each period of four consecutive fiscal quarters of the Borrower ending during the following respective periods:

Period	2003	2004	2005	2006	2007	2008
From January 1 through March 31	—	2.25 to 1.00	2.25 to 1.00	2.50 to 1.00	2.75 to 1.00	3.25 to 1.00
From April 1 through June 30	—	2.25 to 1.00	2.25 to 1.00	2.50 to 1.00	2.75 to 1.00	3.25 to 1.00
From July 1 through September 30	—	2.25 to 1.00	2.25 to 1.00	2.50 to 1.00	2.75 to 1.00	3.25 to 1.00
From October 1 through December 31	2.25 to 1.00	2.25 to 1.00	2.50 to 1.00	2.75 to 1.00	3.25 to 1.00	3.25 to 1.00

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9.12. Leverage Test. The Borrower will not permit the ratio of Total Subsidiary Indebtedness at any time to Consolidated Indebtedness at such time to be higher than the following respective ratios at any time during the following respective periods:

Period	2003	2004	2005	2006	2007	2008
From January 1 through March 31	—	0.20 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00
From April 1 through June 30	—	0.20 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00
From July 1 through September 30	—	0.20 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00
From October 1 through December 31	0.20 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00	0.15 to 1.00

9.13. Leverage EBITDA Test. The Borrower will not permit the Consolidated Net Indebtedness to Consolidated EBITDA Ratio to be higher than the following respective ratios at any time during the following respective periods:

Period	2003	2004	2005	2006	2007	2008
From January 1 through March 31	—	5.35 to 1.00	5.15 to 1.00	4.50 to 1.00	3.75 to 1.00	3.25 to 1.00
From April 1 through June 30	—	5.35 to 1.00	5.15 to 1.00	4.50 to 1.00	3.75 to 1.00	3.25 to 1.00
From July 1 through September 30	—	5.35 to 1.00	5.15 to 1.00	4.50 to 1.00	3.75 to 1.00	3.25 to 1.00
From October 1 through December 31	5.35 to 1.00	5.15 to 1.00	4.50 to 1.00	3.75 to 1.00	3.25 to 1.00	3.25 to 1.00

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9.14. Leverage Capitalization. The Borrower will not permit the Consolidated Net Indebtedness to Total Capitalization Ratio to be higher than the following respective ratios at any time during the following respective periods:

Period	2003	2004	2005	2006	2007	2008
From January 1 through March 31	—	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.50 to 1.00
From April 1 through June 30	—	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.50 to 1.00
From July 1 through September 30	—	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.50 to 1.00
From October 1 through December 31	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.55 to 1.00	0.50 to 1.00	0.50 to 1.00

9.15. Calculations. The financial covenants set forth in Sections 9.11 through 9.14 shall be calculated in Dollars and, to the extent any amounts necessary for the calculation thereof are denominated in a currency other than Dollars, such amounts shall be converted into Dollars based on (i) the exchange rate as of the close of business on the relevant date (if a Mexican business day or, if not, the most recent Mexican business day), for balance sheet items, and (ii) the average of the exchange rates of each Mexican business day during the relevant period, for income statement items. The exchange rate to be used for the purposes of this Section 9.15 shall be, for any date, the Peso/Dollar exchange rate published by Banco de México in the Official Gazette of the Federation of Mexico (“Diario Oficial de la Federación”) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” on such date, provided that, if Banco de México ceases to publish such exchange rate, the exchange rate shall be calculated by taking the Peso/Dollar exchange rates published by Citibank, N.A., JPMorgan Chase Bank and Deutsche Bank AG as of the close of business on such date, and calculating the average of such exchange rates (or the main offices of their subsidiaries located in Mexico, if not published by those institutions).

9.16. Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, take any action that would require any Bank, potential Participant or Assignee to register under Regulation U of the Board of Governors of the Federal Reserve System.

9.17. No Subsidiary Guarantees. The Borrower will not permit any of its Subsidiaries, directly or indirectly, to Guarantee or otherwise become liable or responsible for in any manner, any Indebtedness of the Borrower unless such Subsidiary is a Guarantor hereunder or, if such Subsidiary is not a Guarantor hereunder, becomes a Guarantor by (i) duly executing

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and delivering an Assumption Agreement substantially in the form attached as Annex I to the Guaranty Agreement and (ii) delivering or causing to be delivered to the Administrative Agent an opinion of counsel or counsels to such Guarantor, addressed to the Administrative Agent, the Collateral Agent and the Banks, in form and substance and from such counsels and in such jurisdictions reasonably satisfactory to legal counsel or counsels to the Administrative Agent and the Collateral Agent.

SECTION 10. EVENTS OF DEFAULT

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

10.01. Payments. The Borrower shall fail to pay (i) when due any principal of any Loan, or (ii) within three Business Days of the due date thereof, any interest on any Loan or any other amount whatsoever payable hereunder or under the Notes.

10.02. Covenants under this Agreement. The Borrower shall (i) default in the observance or performance of any of its obligations contained in Sections 8.01, 8.07(h), 8.08, 8.12, 8.13, 8.16, 8.17, 8.18, 8.19, 9.01, 9.02, 9.03, 9.05, 9.07, 9.08, 9.09, 9.11, 9.12, 9.13, 9.14 or 9.17, or (ii) default in the observance or performance of any other provision of Section 8 or 9 and such default in respect of such other provision shall remain unremedied for a period of 30 days or more after notice thereof from the Administrative Agent is received by the Borrower.

10.03. Performance Obligations. The Borrower shall default in the observance or performance of its obligations hereunder or under any other Loan Document (other than as provided in Sections 10.01 and 10.02) to which it is a party or any Desc Entity shall default in the observance or performance of any of its obligations under any Loan Document to which it is a party, and such default, if being capable of being remedied, shall continue unremedied for a period of 30 or more days after written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Bank.

10.04. Cross Default. The Borrower, any Desc Entity or any of their respective Subsidiaries shall default in the payment of any principal of or interest on any other Indebtedness (whether at stated maturity or by reason of prepayment or otherwise, after the expiration of the applicable grace periods) (i) outstanding under the Other Facilities or (ii) having an aggregate outstanding principal amount of $20,000,000 or more (the Indebtedness described in clauses (i) and (ii), “Material Debt”), or any default, event of default or equivalent event (however described) shall occur under any agreement or instrument evidencing or relating to such Material Debt which results in the acceleration of the maturity thereof or enables the holder or holders of such Material Debt, or an agent or trustee on its or their behalf, to accelerate the maturity thereof or to require the mandatory prepayment or redemption thereof, provided, that this Section 10.04 will not apply to any default or event of default with respect to any Indebtedness of Non-strategic Subsidiaries owed to the Borrower or any of its Subsidiaries.

10.05. Representations, Etc. Any representation or warranty made herein or in any Loan Document by the Borrower or any Desc Entity party thereto or in any certificate,

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financial statement or other document furnished to any Bank, the Administrative Agent or the Collateral Agent pursuant to the provisions hereof or of the other Loan Documents shall prove to have been incorrect or misleading in any material respect when made or deemed to be made.

10.06. Bankruptcy, Etc. The Borrower or any of its Principal Subsidiaries shall admit in writing its inability to pay its debts generally as such debts become due or otherwise becomes insolvent or the Borrower or any of its Principal Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, síndico, conciliador, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, concurso mercantil, quiebra, reorganization, liquidation, dissolution, arrangement, winding-up or composition or readjustment of debts, (iv) take any corporate action for the purpose of effecting any of the foregoing or (v) have a proceeding or case commenced against it, without its application or consent, in any court of competent jurisdiction, seeking (x) its reorganization, concurso mercantil, quiebra, liquidation, dissolution, arrangement, winding-up or composition or readjustment of its debts, (y) the appointment of a receiver, custodian, síndico, conciliador, trustee, examiner, liquidator or the like of it or of all or any substantial part of its Property or (z) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of its debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of 90 or more days or a declaration of bankruptcy shall be entered against the Borrower or any of its Principal Subsidiaries under the Mexican federal bankruptcy laws as now or hereafter in effect.

10.07. Judgments. A judgment or court order shall be rendered against the Borrower or any Desc Entity or any of their respective Subsidiaries in an amount exceeding $20,000,000 (or its equivalent in any other currency) and shall remain unsatisfied, undischarged and in effect for a period of 60 consecutive days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted; or the Borrower or any Desc Entity shall fail to pay when due to social security, INFONAVIT, IMSS or SAR any amount or amounts aggregating $20,000,000 or more (or the equivalent in any other currency) unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted.

10.08. Currency Restrictions. (i) Any Mexican Governmental Authority shall impose exchange controls adversely affecting the making of payments in Dollars in respect of Indebtedness; or (ii) any Mexican Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial (on a consolidated basis) portion of the Property of the Borrower and its Consolidated Subsidiaries (with or without the payment of compensation), if such action referred to in this clause (ii) results in a Material Adverse Effect; or (iii) any action is taken by a Mexican Governmental Authority, including without limitation the declaration of a moratorium on payment of any Indebtedness, that has a material adverse effect on (a) the performance or observance of the obligations of the Borrower or any Desc Entity under this Agreement or any Loan Document, (b) the ability of the Borrower to repay the

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Loans, (c) the schedule of payments of the Borrower hereunder or under the Notes, (d) the currency in which the Loans may be repaid or (e) the availability of Dollars to the Borrower or any Desc Entity; or (iv) Mexico shall cease to be a member, or shall cease to be entitled to use the general resources, of the International Monetary Fund; or (v) the Borrower or any Desc Entity or a Mexican Governmental Authority contests the validity of this Agreement, the Notes or any Loan Document; or (vi) the Borrower or any Desc Entity denies liability under this Agreement, the Notes or any Loan Document (whether by general suspension of payments or by a moratorium or otherwise).

10.09. Change in Control. A Change in Control shall occur, or the Borrower shall cease to Control any Desc Entity other than pursuant to a transaction permitted under Section 9.01.

10.10. Revocation of Licenses, Etc. Any license, consent, authorization, registration or approval at any time necessary to enable the Borrower or any Desc Entity to comply with any of its material obligations under this Agreement, the Notes or any Loan Document to which it is a party shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial, in the reasonable opinion of the Majority Banks, to the interests of the Banks hereunder.

10.11. Unenforceability of Obligations. This Agreement, the Notes or any Loan Document shall become unenforceable or cease to be in full force and effect or the performance of the obligations of the Borrower or a Desc Entity hereunder or thereunder becomes unenforceable or illegal.

10.12. Security Documents. The Security Documents (together with any other documents delivered or to be delivered thereunder) shall for any reason fail to create or for any reason cease to maintain a valid and duly perfected first priority security interest in and Lien upon any of the Collateral until such Collateral is released in accordance with the terms hereof or of any of the Security Documents or any Collateral shall become subject to any Lien (except for any Permitted Collateral Liens).

10.13. Material Adverse Effect. Any event or circumstance shall occur that has a Material Adverse Effect.

10.14. Prepayments. Prior to the first Principal Payment Date, the Borrower shall not have prepaid the Loans in accordance with Section 2.06 or 2.07 in an aggregate principal amount, when added to the aggregate principal amount of the loans outstanding under the Peso Facility prepaid, equal to at least $100,000,000 (using for this purpose, in the case of amounts prepaid in Pesos under the Peso Facility, the relevant exchange rate described in Section 2.07(e) as in effect on the date of any such prepayment).

THEREUPON: in any such event and at any time thereafter, if such event is continuing, the Administrative Agent shall, upon request of the Majority Banks or with the consent of the Majority Banks, (1) by notice to the Borrower declare the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the

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Borrower hereunder (including, without limitation, any amounts payable under Section 5.04) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower (provided that, in the case of an Event of Default of the kind described in Section 10.06 above with respect to the Borrower, the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and/or all other amounts payable hereunder and under the other Loan Documents shall automatically forthwith become due and payable) and/or (2) exercise any other rights available under the Loan Documents or other document or instrument entered into in connection therewith (including, without limitation, directing the Collateral Agent to do the same).

SECTION 11. THE ADMINISTRATIVE AGENT

11.01. Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto (including, without limitation, entering into the Collateral Agency Agreement and the Guaranty Agreement for the benefit of the Banks). The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank;

(b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, Notes or the Loan Documents or any other document referred to or provided for herein or for any failure by the Borrower or any Desc Entity or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall not commence an action or proceeding on behalf of any Bank without obtaining the consent of such Bank thereto; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Notes or the Loan Documents or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith (except for their gross negligence or willful misconduct).

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11.02. Reliance by Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

11.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Section 11.07) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement or the other Loan Documents expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

11.04. Rights and Obligations as a Bank. With respect to its Commitment and the Loans made by it, Citibank, N.A. (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights, powers and obligations hereunder as any other Bank and may exercise such rights and powers as though it were not acting as the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Citibank, N.A. (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower and its Subsidiaries as if it were not acting as the Administrative Agent, and Citibank, N.A. (and any such successor) and its Affiliates may accept fees and other consideration from the Borrower and said other Persons for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

11.05. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03, but without limiting the obligations of the Borrower under said Section 12.03) ratably in accordance with the aggregate principal amount of the Loans held by the Banks (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages,

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penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent arising out of or by reason of any investigation in any way relating to or arising out of this Agreement, any Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 12.03, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereto or thereto, provided, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

11.06. Non-Reliance on Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent, the Joint Lead Arrangers, the Lead Arranger or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and each Desc Entity and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Lead Arranger or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Notes and the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Notes or any other Loan Document to which it is a party, by any Desc Entity of any Loan Document to which it is a party or by the Borrower or any Desc Entity of any other document referred to or provided for herein or to inspect the Property or books of the Borrower or any Desc Entity. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Desc Entity that may come into the possession of the Administrative Agent or any of its Affiliates.

11.07. Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 11.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

11.08. Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be approved by the Borrower (such approval not to be unreasonably withheld). Such successor Administrative Agent shall be a bank that has an office in New York, New York, shall be registered as a “foreign financial institution” with the Ministry of Finance for purposes of Article

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195 of the Mexican Income Tax Law, and shall have a combined capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a bank that has an office in New York, New York, shall be registered as a “foreign financial institution” with the Ministry of Finance for purposes of Article 195 of the Mexican Income Tax Law, and shall have a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the Guaranty Agreement. Notwithstanding the foregoing, no removal of the Administrative Agent shall be effective until all amounts then due and owing to the removed Administrative Agent shall be paid in full. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

11.09. Sole Global Coordinator, Sole Bookrunner, Joint Lead Arrangers and Lead Arranger. The Sole Global Coordinator, Sole Bookrunner, each Joint Lead Arranger and the Lead Arranger, each in its capacity as such, shall have no obligations, duties or liabilities whatsoever under this Agreement, the Notes or the other Loan Documents.

11.10. Collateral Release. Each Bank and the Administrative Agent hereby agree that, notwithstanding any other provisions in the Loan Documents, all Liens created under any Security Document on any Collateral sold or otherwise disposed of in a sale or disposition expressly permitted hereunder shall be automatically released by it upon such sale or disposition becoming effective and, upon the receipt by the Administrative Agent of a certification by a senior executive officer of the Borrower that such a sale or disposition has been made in compliance with the terms hereof, the Administrative Agent is hereby authorized to take any and all action (including authorizing and directing the Collateral Agent) to effect such release. In addition, each Bank and the Administrative Agent hereby agree to release all Liens created under any Security Documents upon payment in full of all principal, interest and other amounts owing under any Loan Document and the Administrative Agent is hereby authorized to take any and all action (including authorizing and directing the Collateral Agent) to effect such release. Notwithstanding the foregoing, the Borrower acknowledges and agrees that the release of the Collateral may require the consent of the agents and/or lenders under the Other Facilities and, therefore, the Banks and the Administrative Agent may not have the ability to effect such release.

SECTION 12. MISCELLANEOUS

12.01. Waiver. No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or

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privilege under this Agreement, the Notes or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Notes or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02. Notices. (a) All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a telecopy, email or mailed notice, upon receipt, in each case given or addressed as aforesaid.

(b) Notwithstanding the foregoing, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any election of an Interest Period, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent under Section 6 of this Agreement (all non-excluded communications being referred to herein collectively as “Communications”) by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT AS TO THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINSTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR

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RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK, THE COLLATERAL AGENT OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified herein or in such Loan Document.

12.03. Expenses, Etc. The Borrower agrees to pay or reimburse (a) the Administrative Agent for all of its out-of-pocket costs and expenses (including, without limitation, the fees and expenses of Cleary, Gottlieb, Steen & Hamilton, special New York counsel to the Administrative Agent, and of Ritch, Heather y Mueller, S.C., special Mexican counsel to the Administrative Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with the syndication, negotiation, preparation, execution, delivery of this Agreement and the other Loan Documents, the filing and perfection of security interests in the Collateral, and the making of the Loans hereunder (subject to such limit as has heretofore been agreed in writing) and (b) each of the Administrative Agent and the Banks for all of their out-of-pocket costs and expenses (including, without limitation, the fees and expenses of legal counsel) in connection with the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement, the Notes and the other Loan Documents and the other documents referred to herein (whether or not consummated) and any enforcement or collection proceedings resulting from the occurrence of an Event of Default hereunder.

The Borrower hereby agrees to indemnify the Administrative Agent and the Banks and their respective directors, officers, employees, attorneys and agents (each, an

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“Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereof arising out of or in connection with or relating to this Agreement, any Note or the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability, obligation, penalty, action, judgment, suit, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against any Indemnified Party for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loans.

12.04. Amendments, Etc. Except as otherwise expressly provided in this Agreement or any other Loan Document, any provision of this Agreement or such Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower or relevant Desc Entity party thereto, as applicable, and the Majority Banks, or by the Administrative Agent acting with the consent of the Majority Banks (including in the case of any Loan Document executed by the Administrative Agent for the benefit of the Banks), and any provision of this Agreement or any other Loan Document may be waived by the Majority Banks or by the Administrative Agent acting with the consent of the Majority Banks (including in the case of any Loan Document executed by the Administrative Agent for the benefit of the Banks), provided, that (a) no modification, supplement or waiver shall, unless by an instrument signed by each Bank affected thereby or by the Administrative Agent acting with the consent of all of the Banks (i) increase or extend the term of any of the Commitments, (ii) extend the date fixed for the prepayment or payment of principal of or interest on any Loan or any fee or any other payment due hereunder, (iii) reduce the amount of any such payment of principal or any such other payment, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the terms of Sections 4.02, 4.07(b), 9.07(b) or this Section 12.04, (vi) modify Sections 2.01, 2.02, 2.03 or 2.04 of the Guaranty Agreement or release any Guarantor from its obligations under the Guaranty Agreement to which it is a party, (vii) release any Collateral except as expressly contemplated herein or by the Security Documents; or (viii) modify the definition of the term “Majority Banks” or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof; and (b) any modification or supplement of Section 11, or of any of the rights or obligations of the Administrative Agent hereunder, shall require the consent of the Administrative Agent. This Agreement and the Notes and the Loan Documents and the other documents referred to herein shall constitute the entire agreement with respect to the subject matter hereof and thereof.

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12.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.06. Assignments and Participations.

(a) The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of all of the Banks and the Administrative Agent.

(b) Each Bank may, in accordance with applicable law, with the prior written consent of the Administrative Agent and without prejudice to Section 5.05(i), assign any of its Loans or any portion thereof to any bank, financial institution or other Person (each an “Assignee”), provided that

(i) except to the extent the Administrative Agent shall otherwise consent, any such partial assignment shall be in an amount at least equal to $1,000,000 or in an integral multiple of $1,000,000 in excess thereof; and

(ii) each such Assignee must (A) be registered as a foreign financial institution with the Ministry of Finance for purposes of Article 195 of the Mexican Income Tax Law and be resident of (or the main office of such financial institution, if acting through a branch or an agency, must be a resident of) a jurisdiction that is party to a treaty for the avoidance of double taxation with Mexico and comply with the requirements provided in such treaty for the application of a reduced withholding tax rate on interest, and agrees to comply with clause (iii) of Section 5.05(f) or (B) be a Mexican Bank or (C) accept a gross-up for withholding taxes not greater than the gross-up amount payable to the assignor.

Upon execution and delivery by the assignor and the assignee to the Borrower and the Administrative Agent of an Assignment and Assumption Agreement, and upon consent thereto by the Administrative Agent to the extent required above, the Assignee shall have, to the extent of such assignment (unless otherwise consented to by the Administrative Agent), the obligations, rights and benefits of a Bank hereunder holding the assigned Loan (or portion thereof) assigned to it and specified in such Assignment and Assumption Agreement (in addition to the Loans, if any, theretofore held by such Assignee). Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Bank and an Assignee together with payment by the assigning Bank of an administrative fee of $3,500, the Administrative Agent shall (i) promptly accept and acknowledge such Assignment and Assumption Agreement, (ii) on the effective date determined pursuant thereto record the information contained therein in the Register (as hereinafter defined) and give notice of such acceptance and recordation to the Banks and the Borrower and (iii) request by notice to the Borrower, that the Borrower issue a replacement Note in favor of (x) the assigning Bank, if such assigning Bank is assigning a portion of the assigned Loan, and (y) the Assignee, which will be delivered against the previous Note issued by the Borrower. The Borrower shall not be obligated to pay to any Assignee any amount under Section 5.01 or Section 5.05 that is greater than the amount the Borrower would have had to pay to such assigning Bank had no assignment been made by such assigning Bank unless the circumstances giving rise to such greater amount did not exist at the time such assignment was made.

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(c) The Administrative Agent shall maintain at the address of the Administrative Agent referred to in Section 12.02 a copy of each notice of assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amounts of the Loans owing to, each Bank from time to time. The Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligations hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) A Bank may, in accordance with applicable law, sell or agree to sell to one or more banks or other financial institutions (each a “Participant”) a participation in all or any part of a Loan held by it, or in its Commitment, provided, that if the Participant is not registered with the Mexican Ministry of Finance and Public Credit or not resident in a country with which Mexico has executed a treaty for the avoidance of double taxation, such Bank shall promptly notify the Borrower as to the date such participation was granted, the amount of such participation and the country of residence of the Participant and, to the extent not prohibited by law or otherwise, supply further information in its possession to the Borrower to enable the Borrower to determine the Participant’s tax withholding status, and provided further that no Participant shall have any rights or obligations under this Agreement (the Participant’s rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant). All amounts payable by the Borrower to any Bank under Section 5 in respect of such Loan held by it, and its Commitment, shall be determined as if such Bank had not sold or agreed to sell any participations in such Loan and Commitment, and as if such Bank were funding each of such Loan and Commitment in the same way that it is funding the portion of such Loan and Commitment in which no participations have been sold. In the event that a Bank sells a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower. In no event shall a Bank that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Bank’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest, (v) change the definition of “Majority Banks” or (vi) release the Guarantor from its obligations under the Guaranty Agreement.

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(e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Bank may (without notice or consent of the Borrower, the Administrative Agent or any other Bank and without payment of any fee) assign and pledge all or any portion of any of its Loans or Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

(f) A Bank may furnish any information concerning the Borrower and its Subsidiaries obtained by such Bank hereunder from time to time to assignees and participants (including prospective assignees and participants), subject to Section 12.17.

12.07. Survival. The obligations of the Borrower under Sections 5.01, 5.04, 5.05 and 12.03, and the obligations of the Banks under Section 11.05, shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Bank that assigns any interest in its Commitment or Loans hereunder, shall survive the making of such assignment, notwithstanding that such assigning Bank may cease to be a “Bank” hereunder. In addition, each representation and warranty made or deemed made herein or pursuant hereto shall survive the making of such representation and warranty.

12.08. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.09. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

12.11. Jurisdiction, Service of Process and Venue.

(a) Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement or the Notes or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and in the courts of its own corporate domicile, in respect of actions brought against it as a defendant, and irrevocably submits to the jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

(b) The Borrower hereby irrevocably appoints CT Corporation System, in New York, New York (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, 13th Floor, New York, NY 10011, as its agent and true and lawful attorney-in-fact in its

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name, place and stead to accept on behalf of the Borrower and its Property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York. Such appointment shall be irrevocable as long as the Loans are outstanding, except that if for any reason the Process Agent appointed hereby ceases to act as such, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan, New York as such Process Agent subject to the approval of the Administrative Agent (not to be unreasonably withheld). The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Administrative Agent or any Bank by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section 12.11(b) in full force and effect and to cause the Process Agent to act as such.

(c) Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Bank to serve any such process or summons in any other manner permitted by applicable law.

(d) Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes brought in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, County of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which any party hereto is or may be subject, by suit upon judgment.

12.12. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.13. Waiver of Immunity. To the extent that the Borrower may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the Notes.

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12.14. Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York, New York is of the essence, and the obligations of the Borrower under this Agreement, the Notes and the other Loan Documents to each Bank and the Administrative Agent to make payment in Dollars shall not be discharged or satisfied by any currency or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency, such Bank or the Administrative Agent may in accordance with normal banking procedures purchase Dollars in the amount originally due to such Bank or the Administrative Agent with the judgment currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 12.14 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars in New York, New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Bank hereunder (in this Section 12.14 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York, New York with the amount of the judgment currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees, to the fullest extent that it may effectively do so to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If the amount of Dollars so purchased exceeds the sum originally due to the Entitled Person, such Entitled Person shall remit such excess to the Borrower.

12.15. Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English language translation thereof.

12.16. No Fiduciary Relationship. The Borrower acknowledges that neither the Administrative Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower or any of the Desc Entities arising out of or in connection with this Agreement, the Notes or the other Loan Documents and the relationship between (i) the Administrative Agent and the Banks, on the one hand, and (ii) the Borrower and the Desc Entities on the other, in connection herewith or therewith is solely that of creditor and debtor. None of this Agreement, the Notes or the other Loan Documents creates a joint venture among the parties.

12.17. Confidentiality. Each of the Administrative Agent and the Banks agrees that it will not, without the prior written consent of the Borrower (which shall not be unreasonably withheld), disclose (other than to its Affiliates and to its and its Affiliates’

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directors, employees, auditors and counsel, in each case, on a confidential basis and only to the extent necessary for the Administrative Agent’s or such Bank’s administration and enforcement of this Agreement, any Note or the other Loan Documents) any Confidential Information with respect to the Borrower furnished to it under this Agreement, except (i) as may be required to comply with any applicable law or regulation or pursuant to legal process or otherwise as required in connection with litigation (and the Administrative Agent and each Bank agrees that it will, to the extent reasonably practicable and if permitted by applicable law and regulation, give the Borrower prior written notice of such disclosure reasonably sufficient to permit the Borrower to contest such disclosure), (ii) in accordance with any ruling or regulatory practice of any bank regulatory agency having jurisdiction over the Administrative Agent and/or the relevant Bank, as applicable, (iii) to a proposed assignee or participant permitted under Section 12.06 (provided, that such proposed assignee or participant agrees to be bound by the provisions of this Section 12.17) and (iv) in connection with the Administrative Agent’s or any Bank’s enforcement of its rights hereunder or under any Note or any other Loan Document after an Event of Default has occurred and is continuing. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each of the Banks and the Administrative Agent (and each employee, representative or other agent of such Banks and the Administrative Agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated in the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Banks and the Administrative Agent relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated in the Loan Documents but does not include information relating to the identity of the Borrower.

12.18. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.19. Regulation D. Certain of the Refinanced Debt was, and certain of the Loans will be, “IBF loans” within the meaning of Regulation D, and therefore the proceeds of the Refinanced Debt and the Loans can be and will be used by the Borrower only to finance operations outside of the United States as specified in Section 204.8(a)(3)(vi) of Regulation D of the Board of Governors of the United States Federal Reserve System, as in effect from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

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Credit Agreement